LEASE AGREEMENT

Between

WU/LH 400 AMERICAN L.L.C.,
as Landlord

-and-

IMMUNOMEDICS, INC.,
as Tenant

EXHIBITS

Exhibit "A"     Site Plan
Exhibit "B"     Rules and Regulations
Exhibit "C"     Intentionally Deleted
Exhibit "D"     Tenant Move-In and Lease Renewal Environmental
Questionnaire
Exhibit "E"     Tenant Move-Out Environmental Questionnaire

LEASE AGREEMENT

INDENTURE made this 27 day of October 2017 (the "Effective Date"), by and between WU/LH 400 AMERICAN L.L.C., a Delaware limited liability company, with offices c/o GTJ Management, LLC, 60 Hempstead Avenue, Suite 718, West Hempstead, NY 11552, hereinafter referred to as "Landlord", and IMMUNOMEDICS, INC., a Delaware corporation, with offices at 300 American Road, Morris Plains, New Jersey 07950, hereinafter referred to as "Tenant".

W IT N E S S E T H:

ARTICLE 1. DEFINITIONS

Section 1.1.     Additional Rent. In addition to the Minimum Rent, all other payments to be made by Tenant to Landlord, shall be deemed to be and shall become additional rent hereunder whether or not the same be designated as such (such amounts as may become due, collectively, "Additional Rent"); and shall be due and payable within thirty (30) days following receipt of a reasonably detailed invoice therefor. Landlord shall have the same remedies for failure to pay Additional Rent as for a nonpayment of Minimum Rent. All payments required to be made by Tenant to Landlord pursuant to this Lease shall be delivered to the office of the Landlord at the address set forth on the first page of this Lease or at such place or places as Landlord may from time to time designate by notice to Tenant, all without prior demand for same.

Section 1.2. Commencement Date I Expiration Date. A. As used herein, "Commencement Date" shall mean the date of execution and delivery of this Lease and "Expiration Date" shall mean October 31, 2031, unless the Lease Term shall sooner terminate pursuant to any of the terms, covenants or conditions of this Lease or pursuant to law.

B. If requested by either party, each of Landlord and Tenant agrees, upon such request, to execute, acknowledge and deliver to the other, an instrument, in form satisfactory to Landlord and Tenant, setting forth said Commencement Date and the Expiration Date.

Section 1.3. Common Facilities. As used herein shall mean all facilities furnished in the Industrial Center (as defined herein) and designated for the general use, in common, of all occupants of the Industrial Center, including the Tenant hereunder, its officers, agents, employees and customers. Common Facilities shall include, but are not limited to, parking areas, streets, sidewalks, canopies, roadways, washrooms, shelter, ramps, landscaped areas and other similar facilities.

Section 1.4. Demised Premises. As used herein shall mean approximately 45,654 aggre gate square feet consisting of approximately 31,726 square feet located on the ground floor the ("Ground Floor Space") and approximately 13,928 square feet located on mezzanine (the "Mezzanine Space") of the building commonly known as 400 American Road, American Enterprise Park, Morris Plains, New Jersey (the "Building"), designated by cross-hatching on

Exhibit A attached hereto and made a part hereof. The Demised Premises do not include any exterior of the Building, or any space above the bottom of the structural framework supporting the roof or below the finished floor level of the area demised.

Section 1.5. Industrial Center. As used herein, the Industrial Center shall mean the land depicted on Exhibit A attached hereto and by this reference incorporated herein and the Building and all related common areas and common facilities located thereon, less any deletion by Landlord pursuant hereto, plus such additions and extensions as Landlord may from time to time designate as included with the Industrial Center pursuant hereto. Exhibit A embodies the proposed outline of the Industrial Center of which the Demised Premises will be a part. Landlord may amend Exhibit A at any time and make such departures therefrom as Landlord in its sole discretion may from time to time deem proper, including the minor relocation of the Demised Premises as a result of construction.

Section 1.6. Lease Term. The initial Lease Term shall be approximately fourteen (14) Lease Years, commencing on the Commencement Date, and ending, unless extended or sooner terminated pursuant to any of the terms, covenants or conditions of the Lease or pursuant to law, at midnight on October 31, 2031 (the "Initial Lease Term" and together with any Renewal Term, the "Lease Term").

Section 1.7. Lease Year. Shall mean each period of twelve (12) consecutive months during the Lease Term commencing on the Commencement Date, except that the first Lease Year shall be extended by the number of days, if any, required for said first Lease Year to end on the last day of a calendar month. For example, if the Commencement Date is August 15,2017, the first Lease Year shall commence upon such date, the second Lease Year shall commence upon September 1, 2018 and so on.

Section 1.8.     Minimum Rent.
A. The annual Minimum Rent for the Initial Term is shown on Schedule "1" annexed hereto and made a part hereof and, subject to the provisions of Section l.C. below, shall be payable commencing on the Rent Commencement Date with respect to the Ground Floor Space and the Complete Rent Commencement Date with respect to the Mezzanine Space.

B. Tenant covenants and agrees to pay to Landlord the Minimum Rent, determined in accordance with this Section 1.8, in advance on the first day of each calendar month during the Lease Term, in equal monthly installments as set forth in Subsection A above, without deduction or set-off except as expressly set forth herein. In the event that the Complete Rent Commencement Date shall occur on a date other than the first (1st) day of any calendar month, Tenant shall pay to Landlord, on the first (1st) day of the month next succeeding the month during which the Complete Rent Commencement Date shall occur, a sum equal to the pro-rata amount applicable to the period from the Complete Rent Commencement Date to the last day of the calendar month in which the Complete Rent Commencement Date shall occur. Such payment, together with the sum paid by Tenant upon the execution of this Lease, shall constitute payment of the Minimum Rent for the period from the Complete Rent Commencement Date to and including the last day of the next succeeding calendar month.

C. Provided Tenant is not then in default in the observance and performance of any of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed beyond applicable notice and cure periods, then Tenant shall be entitled to a conditional rent holiday, and not be required to pay, the Minimum Rent otherwise due during each month in the period (the "Rent Holiday Period") commencing on the Commencement Date and ending on the day immediately preceding the twelfth (12th) month anniversary of the Commencement Date, both dates inclusive. The date next following the expiration of the Rent Holiday Period is referred to as the "Rent Commencement Date". During such period, Tenant shall otherwise be required to comply with all of the other terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, including, but not limited to, the obligation to make all payments pursuant to Article 4 hereof. In addition, subject to the terms and provisions of the last sentence of this subdivision C., provided Tenant is not then in default in the observance and performance of any of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed beyond applicable notice and cure periods, then Tenant shall be entitled to a conditional rent holiday, and not be required to pay, the Minimum Rent with respect to the Mezzanine Space otherwise due during each month in the period (the "Additional Rent Holiday Period") commencing on the Rent Commencement Date and ending on day immediately preceding the twelfth (12th) month anniversary of the Rent Commencement Date, both dates inclusive. The date next following the expiration of the Additional Rent Holiday Period is referred to as the "Complete Rent Commencement Date". If at any time during the Lease Term, Tenant shall be in default in the observance and performance of any of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed beyond applicable notice and cure periods, then the total unamortized sum of the Minimum Rent so conditionally excused by operation of the foregoing provisions of this Subsection C shall become immediately due and payable by Tenant to Landlord. If, as of the Expiration Date, Tenant shall not then be in default in the observance and performance of any of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed, Landlord shall waive payment of all such Minimum Rent so conditionally excused.

Section 1.9. Permitted Use. Tenant shall use the Demised Premises solely for biopharmaceutical research and development, the manufacture of biopharmaceutical and other pharmaceutical products, for general office and business use including selling, warehousing and distribution and for other activities normally associated with the operation of a biopharmaceutical business.

Section 1.10. Real Estate Taxes. As used herein shall mean all real estate taxes, assessments, water and sewer rents or charges and other governmental impositions and charges of every kind and nature whatsoever, extraordinary as well as ordinary, foreseen and unforeseen, and each and every installment thereof, which shall or may during the Lease Term be assessed, imposed, become due and payable or be levied by the lawful taxing authorities against the land, buildings and all other improvements in the Industrial Center, or liens upon or arising in connection with the use or occupancy or possession of, or becoming due or payable out of or for, the Industrial Center or any part thereof or any land, buildings or other improvements therein, including all commercially reasonable costs and fees incurred by Landlord in contesting same or in negotiating with the appropriate governmental authorities as to same.

Except as otherwise set forth in the immediately succeeding paragraph of this Section 1.10, nothing herein contained shall be construed to include as a Real Estate Tax any inheri tance, estate, succession, transfer, gift, franchise, corporation, income or profit tax that is or may be imposed upon Landlord; provided, however, that, if at any time during the Lease Term the methods of taxation prevailing at the commencement of the Lease Term shall be altered so that in lieu of or as a substitute for the whole or any part of the taxes now levied, assessed or imposed, there shall be levied, assessed or imposed an income or other tax of whatever nature, then the same shall be included in the computation of Real Estate Taxes hereunder. As used in this Lease, the term "Tenant's Pro-rata Share of Complex Operating Costs" shall include any excise, transaction, sales or privilege tax hereafter imposed by any government or governmental agency upon Landlord on account of, attributed to, or measured by rent or other charges payable by Tenant, or levied by reason of the public parking made available by Landlord in the Industrial Center. Tenant shall not have the right to contest the amount or application of any Real Estate Taxes with any governmental authority.

Section 1.11. Tenant's Pro-rata Share. As used herein shall mean a fraction, the numerator of which shall be the gross rentable area of the Demised Premises and the denominator of which shall be the gross rentable area of all buildings in the Industrial Center. As of the Commencement Date, Tenant's Pro-rata Share shall be 46.7216%. Notwithstanding anything to the contrary contained herein, Landlord has agreed that for the period from the Commencement Date to and including the Complete Rent Commencement Date, Tenant shall not be required to pay Tenant's Pro-rata Share of Real Estate Taxes nor Tenant's Pro-rata Share of Complex Operating Costs with respect to the Mezzanine Space unless Tenant occupies or stores any materials in the Mezzanine Space in which case, from and after the date that Tenant occupies the Mezzanine Space, Tenant shall be required to pay Tenant's Pro-rata Share of Real Estate Taxes and Tenant's Pro-rata Share of Complex Operating Costs with respect to the Mezzanine Space. Accordingly, provided that Tenant does not occupy or store any materials in the Mezzanine Space during the Additional Rent Holiday Period, Tenant's Pro-rata Share shall be reduced to 32.4679% during the Additional Rent Holiday Period.

ARTICLE 2. GRANTING CLAUSE

Section 2.1. Lease of Demised Premises. In consideration of the obligation of Tenant to pay rent as herein provided and in consideration of the other terms, covenants and conditions hereof, Landlord hereby leases and rents to Tenant, and Tenant hereby leases and rents from Landlord, the Demised Premises TO HAVE AND TO HOLD said Demised Premises for the Lease Term.

ARTICLE 3. POSSESSION AND CONSTRUCTION

Section 3.1. Demise Includes Use of Common Facilities. The demise to Tenant shall include, in addition to the Demised Premises, the right to the nonexclusive use in common with others of the Common Facilities, subject, however, to the terms and conditions of this Lease and to the rules and regulations set forth in Exhibit B which is attached hereto and made a part hereof.

Section 3.2. Quiet Enjoyment. Tenant, upon paying the rent and performing Tenant's obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Demised Premises and the appurtenances thereunto appertaining throughout the Lease Term, subject, however, to the provisions of this Lease, to all other agreements, conditions, restrictions and encumbrances and mortgages to which this Lease is subject and subordinate.

Section 3.3. Industrial Center. Tenant acknowledges that Exhibit A attached hereto is a site plan which generally depicts the layout of the Industrial Center.

Section 3.4.     No Preparation of Demised Premises by Landlord.

A. Tenant shall take possession of the Demised Premises on the Commencement Date in a strictly "as is", "where is" condition, and Landlord shall have no obligation to alter, improve, decorate or otherwise prepare the Demised Premises for Tenant's occupancy. The taking of possession of the Demised Premises by Tenant shall be deemed a delivery of the Demised Premises by Landlord and an absolute and unconditional acceptance of same by Tenant provided, however, nothing contained in this subdivision shall limit Landlord's obligations to make structural repairs pursuant to Article 10.

B. The parties agree that Tenant shall be solely responsible for performing any alteration or other work necessary or desired by Tenant for its occupancy of the Demised Premises.

C. Landlord has made no representations, warranties or promises with respect to this Lease, to the Demised Premises, to any fixtures, equipment or other property therein or to any matter related thereto, whether express or implied and Tenant acknowledges that it has not relied upon any representations, warranties or promises, whether from Landlord or from any of Landlord's employees, agents or representatives. ALL IMPLIED WARRANTIES ARE EXCLUDED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS, IF ANY. Tenant waives any right to rescind this Lease under the laws of the State of New Jersey and further waives any damages which may result from any lack of completion of the Demised Premises.

Section 3.5. Initial Tenant's Work. Tenant shall, following the Commencement Date, have the right to perform all work necessary to prepare the Demised Premises for Tenant's occupancy (the "Initial Tenant's Work") at its sole cost, expense and risk in accordance with plans and specifications therefor which shall be subject to Landlord's approval, such approval not to be unreasonably withheld, conditioned or delayed; provided, however, that Tenant shall make any changes in Tenant's Initial Work required by any governmental department or bureau having jurisdiction of the Center and Landlord's approval shall not be required with respect to any such changes. The Initial Tenant's Work shall be performed by Tenant in full compliance with the terms, provisions of conditions set forth below in Article 5.

ARTICLE 4. TENANT PAYMENTS

Section 4.1. Tenant's Obligations To Pay Minimum Rent and Other Charges. During the Lease Term, Tenant shall pay to Landlord without any prior demand and without any deduction or set-off whatsoever (except as expressly set forth herein), Minimum Rent in the manner hereinafter set forth. In addition to Tenant's obligation to pay Minimum Rent, Tenant shall pay any tax, whether a sales tax or otherwise, which is or shall be imposed on Tenant's payment of rent hereunder. Tenant further covenants and agrees to pay, as set forth below, Tenant's Pro-rata Share of Complex Operating Costs and Tenant's Pro-rata Share of Real Estate Taxes, both of which are included within the term "Additional Rent". The obligations of Landlord and Tenant under the provisions of this Article with respect to (i) the payment by Tenant of Minimum Rent and Additional Rent, including, without limitation, any deficiencies with respect to previous payments by Tenant on account of Tenant's Pro-rata Share of Complex Operating Costs or Tenant's Pro-rata Share of Real Estate Taxes, or (ii) any credit to which Tenant may be entitled on account of such aforesaid previous payments, shall survive the expiration or any sooner termination of the Lease Term.

Section 4.2.     Intentionally Omitted.

Section 4.3.     Intentionally Omitted.

Section 4.4. Tenant's Pro-rata Share of Complex Operating Costs. Commencing with the Commencement Date, and continuing thereafter during the Lease Term, Tenant will pay to Landlord, Tenant's Pro-rata Share of Landlord's operating cost of the Common Facilities ("Tenant's Pro-rata Share of Complex Operating Costs"). Tenant's Pro-rata Share of Complex Operating costs shall be a monthly charge to be paid in advance, on the first day of each month, without deduction or set-off(except as expressly set forth herein). Tenant's initial Pro-rata Share of Complex Operating Costs shall be estimated by Landlord and the amount of such estimate shall be furnished to Tenant on or about the Commencement Date. Within one hundred twenty (120) days after the end of each calendar year of the Lease Term, Landlord will furnish to Tenant a statement (the "Operating Costs Statement") of the amount of Landlord's operating costs of the Common Facilities for the immediately preceding Calendar year, Landlord's estimate of Landlord's cost of operating the Common Facilities for the then calendar year and Tenant's Pro rata Share of Complex Operating Costs for the then calendar year. Tenant shall pay any deficiency in Tenant's Pro-rata Share of Complex Operating Costs with respect to both the preceding calendar year and the then calendar year (as a result of any delay in adjusting the monthly Tenant's Pro-rata Share of Complex Operating Costs for the then calendar year) within thirty (30) days after Landlord sends the Operating Costs Statement to Tenant. Landlord may increase the monthly payment of Tenant's Pro-rata Share of Complex Operating Costs to compensate for increased expenses including, but not limited to, snow removal during periods of unusual snow fall. Landlord shall credit any excess payments made by Tenant against the next regular installment of Tenant's Pro-rata Share of Complex Operating Costs. Nothing herein shall prevent Landlord from making retroactive adjustments to Tenant's Pro-rata Share of Complex Operating Costs in the event that errors are discovered with respect to such calculations for past calendar years.

Tenant's Pro-rata Share of Complex Operating Costs shall be based on the cost and expense of operating, maintaining and managing the Common Facilities in a manner deemed by Landlord reasonable and appropriate and for the best interest of the Industrial Center, including without limitation:

(a) All costs and expenses, including capital expenses (the cost of each capital expense, plus interest charges paid thereon, shall be amortized on a straight-line basis over its estimated useful life and only the annual amortization cost of such capital expense shall be included in Tenant's Pro-rata Share of Complex Operating Costs for each calendar year until the cost of such capital expense is fully amortized), of operating, repairing, lighting, cleaning, painting, striping, securing (including cost of uniforms, equipment and all employment taxes) and insuring (including liability insurance for personal injury, umbrella coverage, death and property damage, insurance and extended coverage against fire, theft or other casualty, worker's compensation insurance covering personnel, fidelity bonds for personnel, insurance against liability for defamation and claims of false arrest occurring in or about the Common Facilities, and plate glass insurance for glass exclusively serving the Common Facilities) the Common Facilities;

(b) All costs and expenses incurred by Landlord in making the Landlord's Repairs as set forth in Section 10.1 hereof;

(c) All costs and expenses of paying all personnel employed on a full or part-time basis in the operation, maintenance or repair of the Common Facilities;

(d)	All costs and expenses of removal of rubbish and debris;

(e)     All costs and expenses of regulating traffic;

(f) All costs and expenses of inspecting and depreciation on (straight-line) machinery and equipment used in the operation and maintenance of the Common Facilities and personal property taxes and other charges incurred in connection with such equipment;

(g) All costs and expenses of the maintenance and replacement of paving, curbs, walkways, drainage and lighting facilities in the Common Facilities including, without limitation, a reserve equal to eight percent (8%) of the estimated cost for resurfacing the parking area;

(h) All costs and expenses of planting, replanting and replacing flowers, shrubbery and planters in the Common Facilities and the supplies required therefor;

(i) All costs and expenses in the maintenance and replacement of the built-up roof system and all items in connection therewith, including but not limited to, flashing, expansion joints, pitch boxes, curbs, gutters, leaders and skylights;

(j) The cost of all utilities, including the cost of standby water for fire protection, used in connection with the operation of the Common Facilities;

(k) The cost of snow and ice removal from the Common Facilities;

(1) The cost of property management services incurred by Landlord; and

(m) The cost of compliance with laws including, but not limited to, energy management systems and/or other costs and expenditures pursuant to Leadership in Energy and Environmental Design ("LEED") compliance.

Notwithstanding anything to the contrary contained herein, the following items are excluded from
Complex Operating Costs:

(i) the cost of any work performed (such as preparing a tenant's space for occupancy, including painting and decorating) or services provided (such as separately metered electricity) for any tenant (including Tenant) at such tenant's cost, or provided by Landlord without charge as an inducement to lease (such as free rent or improvement allowances);

(ii)     the cost of correcting defects in construction;

(iii) salaries of Landlord's officers and partners, its Building engineer and its headquarters staff;

(iv) the cost of any work performed or service provided for any tenant of the Building (other than Tenant) to a materially greater extent or in a materially more favorable manner than that furnished generally to the other tenants and occupants (such as electricity and cleaning services provided to retail tenants);

(v)     the cost of any work performed or service provided (such as electricity)
for any facility other than the Building (such as a garage) for which fees are charged;

(vi) the cost of any items for which Landlord is reimbursed by insurance proceeds, condemnation awards, a tenant of the Industrial Center, or otherwise;

(vii)     the cost of any additions to the Industrial Center, or Complex Operating
Costs generated by such additions, after the date of this Lease;

(viii) the cost of any repairs, alterations, additions, changes, replacements and the like which under generally accepted accounting principles are properly classified as capital expenditures;

(ix)     the cost of any repair made in accordance with Articles 14 and 15 of this
Lease entitled "Damage or Destruction" and "Condemnation";

(x) insurance premiums to the extent any tenant causes Landlord's existing insurance premiums to increase or requires Landlord to purchase additional insurance;

(xi) interest and principal payments on any debt, depreciation and rental under any ground lease or other underlying lease;

(xii) any real estate brokerage comrmss1ons or other cost incurred m procuring tenants, or any fee in lieu of commission;

(xiii)     any advertising expenses;

(xiv) any costs representing an amount paid to a related or affiliated person of Landlord which is in excess of the amount which would have been paid in the absence of such relationship:

(xv) payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased;

(xvi) any expenses for repairs or maintenance which are covered by warranties, guaranties or service contracts (excluding any mandatory deductibles);

(xvii) legal expenses arising out of the construction, operation, use, occupation or maintenance of the Industrial Center, or the enforcement of the provisions of any agreements affecting the Industrial Center, including this Lease;

(xviii)     franchise taxes or income taxes of Landlord;

(xix)	refinancing costs and mortgage interest and amortization payments; (xx) cost of abating, removing, testing for or treating any environmental condition in the Demised Premises, Building or the Industrial Center unless such condition was caused by Tenant;

(xxi) the cost of any work for which Landlord is fully reimbursed by another tenant of the Industrial Center; and

any costs that are reimbursed or refunded to Landlord pursuant to any warranty or insurance policy concerning the Industrial Center.

Section 4.5. Net Lease. It is the intention of the parties that the rent payable hereunder shall be absolutely net to Landlord, so that this Lease shall yield to Landlord the net annual basic Minimum Rent specified herein during the term of this Lease, and that all costs, expenses and obligations of every kind and nature whatsoever relating to the Demised Premises shall be paid by Tenant and shall be deemed to be and shall become Additional Rent hereunder whether or not the same be designated as such.

Section 4.6. Utility Service Charges. Tenant shall pay all utility charges in accordance with the provisions of Article 8.

Section 4.7. Taxes. Commencing with the Commencement Date and continuing thereafter during the term of this Lease, Tenant agrees to pay to Landlord on the first day of each month, in advance, and without deduction or set-off except as expressly set forth herein, Tenant 's Pro-rata Share of Real Estate Taxes. Tenant’s initial monthly charge for Real Estate Taxes shall be based on Landlord's estimate of Real Estate Taxes, written notice of which charge for the initial tax year (as that term is hereinafter defined) shall be furnished to Tenant at or around the Commencement Date. Such monthly charge may be periodically adjusted by Landlord to more accurately reflect Tenant's Pro-rata Share of Real Estate Taxes.

Within ninety (90) days of receipt of the tax bills for each tax year, Landlord shall mail to Tenant a statement setting forth the Real Estate Taxes and the amount of Tenant’s Pro-rata Share of Real Estate Taxes. Tenant's Pro-rata Share of Real Estate Taxes paid or payable for each tax year during the Lease Term shall be adjusted between Landlord and Tenant, each party hereby agreeing to pay to the other, within thirty (30) days of the mailing of the aforesaid statement to Tenant, such amount as may be necessary to effect Tenant's Pro-rata Share of Real Estate Taxes based upon actual amounts due. The term "tax year" as used herein shall mean the twelve-month period established as the real estate tax year by the taxing authorities having jurisdiction over the
Industrial Center.

Should Tenant's obligation for the payment of Real Estate Taxes pursuant to this Lease originate or terminate for less than a full tax year, Tenant's liability for Real Estate Taxes shall be subject to a pro rata adjustment based on the number of months of said tax year for which Tenant's obligation to pay Real Estate Taxes is in effect.

Landlord shall pay Real Estate Taxes on or before when same are due. Tenant shall pay promptly when due all taxes directly or indirectly imposed or assessed on Tenant's business operations, machinery, equipment, improvements, inventory and other personal property or assets, whether such taxes are assessed against Tenant, Landlord or the Industrial Center as a single entity. In the event that such taxes are imposed or assessed against Landlord or the Industrial Center, Landlord, upon request, shall furnish Tenant with all applicable tax bills, public charges and other assessments or impositions.

Notwithstanding the foregoing, Tenant shall pay during the Lease Term its pro-rata share of water and sewer charges for the Industrial Center. These charges shall be billed in a manner similar to that set forth above for Real Estate Taxes.

Section 4.8. Insurance Premiums. In addition to paying Tenant's Pro-rata Share of Landlord's insurance premiums as part of Tenant’s Pro-rata Share of Complex Operating Costs, Tenant agrees to pay, within thirty (30) days after demand, any increase in premiums that may be charged on insurance carried by Landlord resulting from Tenant's use or occupancy of the Demised Premises or the Industrial Center (the "Insurance Premium Charge"). In determining whether increased premiums are the result of Tenant’s use or occupancy of the Demised Premises, a schedule or "make-up" rate of the organization issuing the fire insurance, extended coverage, vandalism and malicious mischief, special extended coverage or any all-risk insurance rates for the Demised Premises or Industrial Center or any rule books issued by the rating organization or similar bodies or rating procedures or rules of Landlord's insurance companies shall be conclusive evidence of the several items and charges which make up the insurance rates and premiums on the Demised Premises and the Industrial Center. If due to the Tenant's failure to occupy the Demised Premises, as herein provided, any such insurance shall be canceled by the insurance carrier, then Tenant shall indemnify and hold Landlord harmless against any loss which would have been covered by such insurance. Tenant also shall pay any increase in premiums on rent insurance as may be carried by Landlord for its protection against rent loss through fire or other casualty, if such increase shall result from Tenant's occupancy or failure to occupy.

Section 4.9. A. Tenant or its usual auditors of its normal books and records (provided same are certified public accountants and are not compensated on a contingent basis) in each case at Tenant's expense (except as otherwise set forth in this Section 4.9), shall have the right to examine those portions of Landlord's records (the "Records") which are reasonably required to verify the accuracy of any amounts shown on any Operating Costs Statement provided Tenant shall notify Landlord of its desire to so examine such records within ninety (90) days next following rendition to Tenant of such Operating Costs Statement. Upon Tenant's timely request, Landlord shall make such Records available and any such examination shall be conducted at the office of Landlord's accountants or at such other reasonable place designated by Landlord during normal office hours. Tenant acknowledges and agrees that not more than three (3) of its employees or three (3) persons employed by such auditors shall be entitled to entry to the offices of Landlord at any one time for the purposes of such review and inspection. Tenant hereby recognizes the confidential, privileged and proprietary nature of such Records and the information and data contained therein, as well as any compromise, settlement or adjustment reached between Landlord and Tenant relating to the results of such examination, and Tenant covenants and agrees for itself, and its employees, agents and representatives (including, but not limited to, such auditors, and any attorneys or consultants retained by Tenant as hereinafter provided), that such books, Records, information, data, compromise, settlement and adjustment which are identified to Tenant or its auditors as confidential will be held in confidence and not be divulged, disclosed or revealed to any other person except (x) to the extent required by law, court order or directive of any governmental authority or (y) to such auditors or any attorneys retained by Tenant or consultants retained by Tenant in connection with any action or proceeding between Landlord and Tenant as to Complex Operating Costs or any Operating Costs Statement and no examination of any such Records shall be permitted unless and until such auditors, attorneys and consultants affirmatively agree and consent to be bound by the confidentiality provisions of this Section 4.9. This obligation of Tenant and its employees, agents and representatives (including, but not limited to, any such auditors, attorneys or consultants) shall survive the expiration or sooner termination of the Lease Term.

B. In the event that Tenant, after having reasonable opportunity to examine the Records (but in no event more than ninety (90) days from the date on which the Records are made available to Tenant), shall disagree with the applicable Operating Costs Statement, then Tenant may send a written notice ("Tenant's Statement") to Landlord of such disagreement, specifying in reasonable detail the basis for Tenant's disagreement and the specific amount which Tenant believes is due. If Tenant fails to send Tenant's Statement to Landlord within such ninety (90) day period, then the Operating Costs Statement shall be conclusive and binding upon Tenant. In all instances, Tenant, pending the resolution of any contest pursuant to the terms hereof, shall continue to pay all sums as determined to be due in the first instance by such Operating Costs Statement at the time the same are otherwise due and payable under the provisions in this Lease, subject to adjustment upon the resolution of any dispute pursuant to the last sentence of this paragraph. Landlord and Tenant shall attempt to resolve such disagreement. If they are unable to do so within thirty (30) days following delivery of Tenant's Statement, then Landlord and Tenant shall agree upon a certified public accountant (the "Arbiter") whose determination made in accordance with this paragraph shall be binding upon the parties. The cost of the Arbiter shall be borne equally by Landlord and Tenant (unless the Complex Operating Expenses were overstated by more than four percent (4%), in which case Landlord shall bear the full cost of the Arbiter). The Arbiter shall be a member of an independent certified public accounting firm having at least three (3) accounting professionals and having at least fifteen (15) years of experience in commercial real estate accounting. In the event that Landlord and Tenant shall be unable to agree upon the designation of the Arbiter within thirty (30) days after receipt of notice from the other party requesting agreement as to the designation of the Arbiter, which notice shall contain the names and addresses of two or more certified public accountants who are acceptable to the party sending such notice (any one of whom, if acceptable to the party receiving such notice as shall be evidenced by notice given by the receiving party to the other party within such thirty (30) day period, shall be the agreed upon Arbiter), then either party shall have the right to request the American Arbitration Association (the "AAA") (or any organization which is the successor thereto) to designate as the Arbiter a certified public accountant whose determination made in accordance with this paragraph shall be conclusive and binding upon the parties, and the cost charged by the AAA (or any organization which is the successor thereto), for designating such Arbiter, shall be shared equally by Landlord and Tenant. The Arbiter shall determine the issue and render its decision as promptly as practicable choosing either Landlord's or Tenant's determination as to the amount of Tenant's Pro-Rata Share of Complex Operating Costs due and payable to Landlord. Landlord and Tenant hereby agree that any determination made by an Arbiter designated pursuant to this paragraph shall not exceed the amount(s) as determined to be due in the first instance by the Operating Costs Statement, nor shall such determination be less than the amount(s) claimed to be due by Tenant in Tenant's Statement, and that any determination which does not comply with the foregoing shall be null and void and not binding on the parties. In rendering such determination such Arbiter shall not add to, subtract from or otherwise modify the provisions of this Lease, including the immediately preceding sentence. Until the resolution of such contest, Tenant shall timely pay Tenant's Pro-Rata Share of Complex Operating Costs as determined by Landlord. Upon the resolution of such contest, any suitable adjustments to the amounts due on account of Tenant’s Pro-Rata Share of Complex Operating Costs shall be made, with any appropriate refund to be made by Landlord to Tenant within thirty (30) days after the resolution of such contest if required thereby and any underpayment by Tenant to be paid to Landlord within thirty (30) days after resolution of such contest. If the Arbiter determines (or Landlord and Tenant otherwise agree) that Landlord's calculation of Complex Operating Costs for the calendar year under inspection was overstated by more than four percent (4%), then Landlord shall pay Tenant's actual reasonable out-of-pocket audit and inspection applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant's invoice therefor.

ARTICLE 5. TENANT'S WORK

Section 5.1. Except as expressly set forth herein, Tenant shall not, without Landlord's prior written approval, in each instance, make (i) structural changes or alterations in or to the Demised Premises of any nature, (ii) changes or alterations which affect the Building's systems, which term shall include, without limitation, the Building's utility, plumbing, ventilating, electrical, air conditioning or heating systems or (iii) non-structural changes or alterations costing more than $75,000 in the aggregate in any twelve (12) month period. Prior to Tenant's commencing the Initial Tenant's Work described in Section 3.5 above, or any other work in the Demised Premises for which Landlord's prior approval is required, Tenant shall submit to Landlord for Landlord's written approval (which approval shall not be unreasonably withheld for non-structural work which does not affect any Building systems), complete drawings, plans and specifications, if any, (herein collectively referred to as "Tenant's Plan") for the improvements and installations to be made by Tenant (said Initial Tenant's Work, together with all other work contemplated in this Article 5 is herein collectively referred to as "Tenant's Work"). Tenant shall also submit to Landlord for Landlord's written approval (x) the proposed budget (updated as any work progresses) for all Tenant's Work to be made by Tenant and (y) a list of contractors and subcontractors for Tenant's Work. Upon request, Tenant agrees to employ Landlord's contractor to perform any part of Tenant’s Work with respect to the Building's systems or the exterior of the Demised Premises and/or any structural aspect of Tenant’s Work. Tenant acknowledges that said Landlord's contractor may be a related party to Landlord and Tenant has no objection thereto so long as the cost of such work does not exceed that which Tenant would be obligated to pay an unrelated party. Tenant's Plan shall be fully detailed, shall show complete dimensions, shall not require any changes in the structure of the Building (except as expressly permitted pursuant hereto) and shall not be in violation of any laws, order, rules or regulations of any governmental department or bureau having jurisdiction of the Demised Premises.

Section 5.2. Within ten (10) days after submission to Landlord of Tenant's Plan, Landlord shall either approve same or shall set forth in writing the particulars in which Landlord does not approve same, in which latter case Tenant shall, within ten (10) days after Landlord's notification, return to Landlord appropriate corrections thereto. Such corrections shall be subject to Landlord's approval not to be unreasonably withheld. Tenant shall pay to Landlord, promptly upon being billed, any reasonable charges or expenses of Landlord's architects and engineers in reviewing Tenant's Plan and/or insuring compliance therewith as well as a construction management fee of two and one/half (2.5%) percent of the aggregate hard costs for such work as set forth in Tenant's proposed budget for any Tenant's Work required to be supervised or monitored by Landlord.

Section 5.3. Tenant further agrees that Tenant shall not make any changes in Tenant's Plan subsequent to approval by Landlord unless Landlord consents to such changes; provided, however, Landlord's consent shall not be required in connection with any changes required by any governmental entity or agency. Tenant shall pay to Landlord all costs and expenses caused by such change which Landlord may incur or sustain in the performance by Landlord of any construction or work in the Building. Landlord shall have the right to refuse to consent to any such changes if in the reasonable judgment of Landlord or Landlord's architect such changes materially deviate from Tenant's Plan theretofore approved by Landlord or otherwise violate the terms of this Lease. Any charges payable under this subparagraph 5.3 shall be paid by Tenant from time to time upon demand as Additional Rent, whether or not the Lease Term shall have commenced.

Section 5.4. Following compliance by Tenant with its obligations under the foregoing subparagraphs and approval of Tenant’s Plan by Landlord, Tenant shall commence Tenant's Work and it shall proceed diligently with same in a good and workmanlike manner using first-class materials in order to complete same within a reasonable period of time.

Section 5.5. Tenant agrees that in the performance of Tenant's Work (i) neither Tenant nor its agents or employees shall interfere with any work being done at the Industrial Center by other tenants or occupants thereof or by Landlord and its contractors, agents and employees, (ii) intentionally omitted, (iii) that Tenant shall comply with any reasonable rules and regulations proposed by Landlord, its agents, contractors or employees, (iv) that all that all contractors, subcontractors and personnel employed by Tenant shall be harmonious and compatible with the labor employed by Landlord and other tenants in the Industrial Center, it being agreed that if in Landlord's judgment the labor is incompatible with the labor employed by Landlord or construction labor employed by other tenants in the Industrial Center, Tenant shall immediately resolve such incompatibility, or upon Landlord's demand immediately withdraw such labor from the premises, (v) that prior to commencing Tenant's Work, Tenant shall procure and deliver to Landlord worker's compensation, public liability, property damage and such other insurance policies, in such form and amounts as shall be reasonably acceptable to Landlord in connection with Tenant's Work, and shall upon Landlord's request cause Landlord, any mortgagee of the Industrial Center and such other entities as Landlord shall designate to be named as an insured thereunder, (vi) that Tenant shall hold Landlord, any mortgagee of the Industrial Center and such other entities as Landlord shall designate harmless from and against any and all claims arising from or in connection with any act or omission of Tenant or its agents, contractors and employees, (viii) that Tenant's Work shall be performed in accordance with the approved Tenant's Plan and in compliance with the laws, orders, rules and regulations of any governmental department or bureau having jurisdiction over the Industrial Center and Tenant shall immediately correct any non-conforming work, and (vii) that Tenant shall promptly pay for Tenant's Work in full and shall not permit any lien to attach to the Demised Premises or the land and/or Industrial Center.

Section 5.6. In the event that Tenant shall not diligently perform and fully pay for Tenant's Work and/or causes or permits any liens to attach to the Demised Premises or the building containing the Demised Premises, as determined by Landlord, then, in addition to any other remedies of Landlord in this Lease contained, by law or otherwise, Landlord shall, to the extent Landlord deems necessary, be entitled, at Tenant's expense, to restore and/or protect the Demised Premises or the Industrial Center, and to pay or satisfy any costs, damages or expenses in connection with the foregoing and/or Tenant's obligations under this Lease.

Section 5.7. All trade fixtures and equipment installed or used by Tenant in the Demised Premises shall be fully paid for by Tenant in cash and shall not be subject to conditional bills of sale, chattel mortgage or other title retention agreements, unless such conditional bill of sale, chattel mortgage or other title retention interest does not affect Landlord's interest in the Demised Premises or the Industrial Center.

Section 5.8. Notice is hereby given that the Landlord shall not be liable for any labor or materials furnished or to be furnished to the Tenant upon credit, and that no mechanic's or other lien for any such labor or materials shall attach to or affect the reversion or other estate or interest of the Landlord in and to the Demised Premises or the Industrial Center.

Section 5.9. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to give its consent or approval regarding Tenant's Work in the event that such consent or approval is required of, and not given by, Landlord's mortgagee. Tenant's Work shall in all respects conform to the requirements, if any, imposed by any mortgage on the Industrial Center with respect to such alterations and improvements.

Section 5.10. Landlord may, at any time and from time to time but upon reasonable advance notice, in addition to any other right of access given to Landlord pursuant to the terms of this Lease, enter upon the Demised Premises with one or more engineers and/or architects of Landlord's selection to determine the course and degree of completion of Tenant's Work and its compliance with Tenant's Plan and the terms and conditions of this Lease.

Section 5.11. At the time Landlord approves the Tenant's Plan, Landlord, by notice to Tenant, shall have the right to require Tenant to remove prior to the Expiration Date any or all Tenant's Work performed by Tenant and restore the Demised Premises to the condition it existed prior to the performance of said Tenant's Work (such Tenant's Work which Landlord requires Tenant to remove, "Designated Alterations").

ARTICLE 6. USE OF THE PREMISES

Section 6.1. Permitted Use. During the Lease Term the Demised Premises shall be used and occupied solely for the purposes set forth in Section 1.9 and for no other purposes without the written consent of Landlord. Upon the Commencement Date, Tenant shall commence the conduct of its business and shall continuously, actively and diligently thereafter operate its business at the Demised Premises in a high-grade and reputable manner and in accordance with the terms, provisions and conditions of this Lease.

Section 6.2.     Operation of Demised Premises.

A. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant's business in the Demised Premises or any part thereof, Tenant, at its expense, shall duly procure and thereafter maintain such license or permit and submit the same to Landlord for inspection. Tenant shall at all times comply with the terms and conditions of each such license or permit. Without limiting the generality of the forgoing, Tenant (and not Landlord) shall be responsible at its own cost, expense and risk to obtain a certificate of occupancy for Tenant's use and occupancy of the Demised Premises, it being agreed, however, that Landlord shall reasonably cooperate with Tenant's obtaining any local permitting relating to Tenant's use of the Demised Premises as herein contemplated, and Tenant shall pay Landlord's out-of-pocket expenses paid or incurred in connection therewith.

B. Tenant shall not at any time use or occupy the Demised Premises, or suffer or permit anyone to use or occupy the Demised Premises, or do anything to be done in, brought into or kept on the Demised Premises, which in any manner (a) violates the Certificate of Occupancy for the Demised Premises; (b) causes or is liable to cause injury to the Demised Premises or the Industrial Center or any equipment, facilities or systems therein; (c) constitutes a violation of the laws and requirements of any public authorities or the requirements of insurance bodies; (d) constitutes a nuisance, public or private; (e) makes unobtainable from reputable insurance companies authorized to do business in the State of New Jersey any fire insurance with extended coverage, or liability, elevator, boiler or other insurance at standard rates required to be furnished by Landlord under the terms of any mortgages covering the Demised Premises; (f) discharges objectionable fumes, vapors or odors into the Demised Premises and/or Industrial Center's flues or vents or otherwise in such manner as may offend other tenants or occupants of the Industrial Center; or (g) is in violation of laws or any regulation of any governmental authority.

C. Tenant, at Tenant's expense, shall at all times cause all portions of the Demised Premises to be kept in a clean and safe condition, including, without limitation, the windows, doors and loading docks thereof, in a manner reasonably satisfactory to Landlord and in compliance with the requirements of all governmental authorities having jurisdiction therein.

D.     Intentionally Omitted.

E. Tenant covenants and agrees that no part of the loading docks, drives, sidewalks or walkways abutting or leading to the Demised Premises, nor the Demised Premises itself, has been leased to Tenant for retail, commercial or sale purposes and that Tenant shall use no part thereof for such purposes.

F. Tenant covenants at all times to exterminate and keep the Demised Premises in a clean, sanitary and wholesome condition at its own cost and expense.

G. Tenant shall store all of Tenant's refuse and rubbish in the Demised Premises enclosed areas and in sanitary containers and arrange for it to be removed from the Demised Premises at Tenant's sole cost and expense. Landlord shall not be required to furnish any services or equipment for the removal of such refuse and rubbish. Tenant further agrees that the refuse and rubbish to be collected or disposed of from the Demised Premises shall be removed only in accordance with the present or future regulations established by Landlord. If the use of plastic bags for external refuse storage and disposal is unsatisfactory due to vandalism or other cause, Tenant will place refuse, at Landlord's request, in metal containers.

H. Tenant shall not place any item, merchandise, inventory, fixture or equipment within the Demised Premises which will have a weight in excess of the floor load of the Demised Premises. Tenant shall not (i) stack merchandise or materials against the walls so as to create a load or weight factor upon the walls, (ii) tie in Tenant's racking systems with such walls or (iii) hang equipment from (or otherwise load) the roof or structural members of the Building, in any such case, without the express written consent of Landlord in each instance which may be withheld by Landlord in its sole and absolute discretion.

Section 6.3. Rules and Regulations. The rules and regulations set forth in Exhibit B are made a part of this Lease, and Tenant agrees to comply with and observe the same. Tenant's failure to keep and observe the rules and regulations shall constitute a breach of the terms of this Lease in the manner as if the same were contained herein as covenants. Landlord reserves the right from time to time to reasonably amend or supplement said rules and regulations and to adopt and promulgate additional reasonable rules and regulations applicable to the Demised Premises and the Industrial Center so long as such amended and/or supplemented rules and regulations are reasonable and do not prohibit Tenant's use of the Demised Premises for Tenant's intended purpose. Notice of such additional rules and regulations, and amendments and supplements, if any, shall be given to Tenant, and Tenant agrees to comply with and observe all such amendments and supplements from and after the date of such notice.

Section 6.4. Parking. Tenant shall have the right to use in common with other tenants at the Industrial Center, up to seventy-five (75) automobile parking spaces in the parking areas of the Industrial Center on a non-exclusive first-come, first serve basis. In no event may cars or trucks owned or operated by Tenant, its agent, contractors, employees or invitees (collectively, "Tenant's Vehicles") (i) obstruct or restrict access or passage over or through the parking areas, roadways or accessways of the Industrial Center, or (ii) be parked in any parking spaces which are for the exclusive use of any other occupant of the Industrial Center. Tenant shall not have the right to park Tenant's Vehicles in any other areas of the Industrial Center except as set forth in this Section 6.4.

ARTICLE 7. COMMON FACILITIES.

Section 7.1. Common Facilities Under Control of Landlord. The Common Facilities shall at all times be subject to the exclusive control and management of Landlord, and Landlord shall have the right from time to time, and provided that the visibility of and the access to the

Demised Premises are not materially and adversely affected, to do any of the following: add, alter or construct upon any portion of the Industrial Center; change the area, level, location and arrange ment of such parking areas and other facilities comprising the Common Facilities; restrict parking by Tenant and its employees to employee parking areas; do such things as in Landlord's reasonable discretion may be necessary regarding said facilities; and make all reasonable rules and regulations pertaining to and necessary for the proper operation and maintenance of the Common Facilities. Except as in this Lease specifically provided, Tenant shall have no right or interest in the Common Facilities. If the Common Facilities shall be changed or diminished in accordance with the terms hereof, Landlord shall not be subject to any liability to Tenant and Tenant shall not be entitled to any compensation or abatement of rent nor shall any change or diminution of such areas be deemed constructive or actual eviction. Tenant agrees not to hinder, block or deny access of vehicular ingress and egress of any other tenant to and from the Building.

Section 7.2. Industrial Center as Private Property. In order to establish that the Industrial Center, and any portion thereof is and will continue to remain private property, the Landlord shall have the unrestricted right in the Landlord's sole discretion, with respect to the entire Industrial Center and/or any portion thereof owned or controlled by the Landlord, to close the same to the general public for one (1) non-business day in each calendar year and, in connection therewith, to seal off all entrances to the Industrial Center or any portion thereof.

ARTICLE 8. UTILITIES

Section 8.1. Obtaining Utilities. Tenant shall make application for, arrange for and pay or cause to be paid and shall be solely responsible for all charges for utility services and shall indemnify Landlord and save it harmless against any liability or charges on account thereof. In the event any such utility charges are not paid by Tenant when due, Landlord may pay the same to the utility company or department furnishing the same and any amount so paid by Landlord shall be paid by Tenant as Additional Rent for the month next following such payment by Landlord.

Section 8.2. Installation of Equipment by Tenant. Tenant further agrees that it will not install any equipment which will exceed or overload the capacity of any utility facilities. If Landlord approves the installation of any equipment to be installed by Tenant that would require additional utility facilities, the same shall be installed at Tenant's expense in accordance with plans and specifications to be approved in writing by Landlord. Any additional feeders or risers to supply Tenant's additional electrical requirements, and all other equipment proper and necessary in connection with such feeders or risers shall be installed by Landlord or, at Landlord's election, by Tenant, at the sole cost and expense of Tenant, provided, that, in Landlord's judgment, such additional feeders or risers are necessary and are permissible under applicable laws and insurance regulations and the installation of such feeders or riders will not cause permanent damage or injury to the Building or the Demised Premises or cause or create a dangerous or hazardous condition or entail excessive or unreasonable alterations or repairs to or interfere with or disturb other tenants or occupants of the Building.

Section 8.3. Cessation of Utilities. Landlord shall not be liable to Tenant for any damages should the furnishing of any utilities by any utility company be interrupted or required to be terminated because of necessary repairs or improvements or any cause beyond the control of Landlord. Nor shall any such interruption or cessation relieve Tenant from the performance of any of Tenant’s covenants, conditions and agreements under this Lease. Notwithstanding anything to the contrary, if (i) all or any substantial portion of the Demised Premises are rendered untenantable by reason of the fact that, as a result of Landlord’s negligence or willful misconduct (or the negligence or willful misconduct of Landlord's employees, contractors or agents), electrical, water, HVAC or other critical service to the Demised Premises (or a material portion thereof) are unavailable or inoperative or are at a materially reduced capacity or level, (ii) Tenant shall give to Landlord notice of such failure, interruption, cessation or reduction and such resulting untenantability, (iii) Landlord shall fail within five (5) business days from the date Landlord receives Tenant's notice of such failure of the aforesaid service and resulting untenantability to cause such matter to be resolved or cured or perform such maintenance or repair to the extent necessary to again render tenantable the Demised Premises or a portion thereof so previously rendered untenantable as hereinabove provided, and (iv) the Demised Premises or the applicable portion thereof as described above shall continue to be untenantable by reason of such in operation or unavailability of such aforesaid service for the purposes for which the Demised Premises are leased, and (v) Tenant shall not then using or occupying all or such portion of the Demised Premises so rendered untenantable, then, upon the occurrence of all the aforesaid events, as Tenant's sole remedy therefor, commencing on the day after the expiration of such five (5) business day period, the Minimum Rent shall abate until the Demised Premises, or such substantial portion thereof so previously rendered untenantable are rendered tenantable; with it understood that if less than substantially all of the Demised Premises are untenantable, then Tenant shall continue to pay Minimum Rent with respect to the tenantable portion of the Demised Premises based on the proportion that the rentable square feet of the tenantable portion of the Demised Premises bears to the total rentable square feet of the Demised Premises.

Section 8.4. Demised Premises Heating and Air-Conditioning. Tenant agrees to operate any heating and air-conditioning servicing the Demised Premises in such a manner so as to maintain an adequate temperature within the Demised Premises during Tenant's business hours and at such temperatures during non-business hours to prevent the freezing of any pipes or plumbing facilities. Tenant agrees to keep in force a standard maintenance agreement, at the sole expense of Tenant, and to furnish a copy of such agreement to Landlord upon request. If Tenant does not provide such maintenance agreement, Landlord shall have the right to enter into such agreement on behalf of Tenant at Tenant's sole cost and expense.

Section 8.5. Electricity and other Meters. Meters to measure electricity and gas consumed at the Demised Premises have been installed in the Demised Premises so that electricity and gas may be measured separately. Tenant shall make its own arrangements with the utility company supplying the utilities for service. Tenant shall take good care of any meter which measures the consumption of utilities at the Demised Premises and all equipment installed in connection therewith, at Tenant's sole cost and expense, and make all repairs thereto as and when necessary to insure that any such meter is, at all times during the Lease Term, in good working order. Tenant shall make all appropriate applications to the local utility companies at such times as shall be necessary to ensure that utilities are available at the Demised Premises, and shall pay all required deposits, connection fees and/or charges for meters within the applicable time period set by the local utility company. Tenant shall be solely responsible for and promptly pay all charges for heat, water, electricity, sewer rents or charges, and any other utility used or consumed in the Demised Premises or in providing heating and air-conditioning to the Demised Premises, including in each instance, all sales and other taxes applicable to the sale or supply of such utilities, said responsibility commencing on the earlier of the Commencement Date or the date Tenant first enters the Demised Premises for any reason.

ARTICLE 9. LIENS

Section 9.1. Discharge of Lien. Tenant shall, prior to the commencement of any work upon the Demised Premises, do all things necessary to prevent the filing of any mechanics' or other liens against the Industrial Center, the Demised Premises or any part thereof by reason of work, labor, services or materials supplied or claimed to have been supplied to Tenant or anyone holding the Demised Premises, or any part thereof, through or under Tenant. If any such lien or notice thereof shall at any time be filed against the Demised Premises, then Tenant shall either cause the same to be discharged of record within twenty (20) days after notice of the date of filing of the same or, if Tenant, in Tenant's discretion and in good faith, determines that such lien should be contested, furnish such security as may be necessary or required, as determined by Landlord, to prevent any enforcement or foreclosure proceedings against the Demised Premises during the pendency of such contest. If Tenant shall fail to discharge such lien within such period or fail to furnish such security, then, in addition to any other right or remedy of Landlord resulting from such default, Landlord may, but shall not be obligated to, discharge the same either by paying the amount claimed to be due or by procuring the discharge of such lien in such manner as is, or may be, prescribed by law. Tenant shall repay to Landlord, as Additional Rent, all sums disbursed or deposited by Landlord pursuant to the foregoing provisions of this Section 9.1, including interest and the costs, expenses and reasonable attorneys' fees incurred by Landlord in connection therewith.

ARTICLE 10. MAINTENANCE.REPAIRANDALTERATIONS

Section 10.1. Landlord and Tenant Repair. Landlord shall (i) make structural repairs to the exterior walls, common exterior facade, roof and foundation of the Building, (ii) maintain the Common Facilities in good order and conditions and properly lighted, to include prompt repair and restriping when required in the parking area, prompt cleaning and removal of snow and ice, landscaping (grass cutting, weed control, shrub replacement and maintenance) and all other services necessary to operate a first-class Industrial Center, and (iii) maintain utility lines, drains, and related facilities, serving all tenants of the Industrial Center), (iv) clean the exterior of the Building, including glass, and (v) replace any cracked or broken glass ("Landlord's Repairs") excepting, in each case, any work done by Tenant or by Landlord for Tenant; provided, however, that in each case Tenant shall have given Landlord prior written notice of the necessity of such repairs. The cost of all repairs made by Landlord shall be included in the Tenant's Pro-rata Share of Complex Operating Costs pursuant to Paragraph 4.4 of this Lease. If any such repair is required by reason of the act, omission or negligence, improper conduct of Tenant or any of its contractors, agents, invitees, delivery men, vendors, distributors, employees or other person using the Demised Premises with Tenant's consent, express or implied, or Tenant's failure to perform any of its obligations under this Lease, then Landlord may, at its option, make such repair and Tenant shall pay to Landlord, as Additional Rent, upon demand, the reasonable cost of such repairs plus interest from the date of such repair by Landlord until such payment is made by Tenant to Landlord. Except as hereinbefore provided, Tenant covenants and agrees to keep and maintain in good working order, condition and repair the Demised Premises and every part thereof, including fixtures and equipment therein, the exterior and interior portions of all loading docks, doors, door checks, security gates, all Building systems, including plumbing and sewage facilities within the Demised Premises (and the free flow of sewer lines therein) and all sprinkler, heating, air conditioning, ventilation, mechanical, electrical and lighting systems and all fixtures, interior walls, floors and ceilings within the Demised Premises. Tenant shall accomplish any and all repairs, alterations, replacements and modifications at its own expense, using materials and labor of kind and quality equal to the original work. As a material inducement to Landlord to enter into this Lease and to accept Tenant's use of the Demised Premises as herein permitted, Tenant covenants and agrees to and with Landlord that Tenant shall, at its sole cost and expense, surrender the Demised Premises and all areas of the Industrial Center subjected to Tenant's use at the expiration or earlier termination of this Lease broom clean, with Tenant's personal property, furniture, fixtures and equipment and all Designated Alterations removed. Landlord and Tenant's obligations under this Section 10.1 shall be subject to the provisions of Section 13.6(b) and the so called "waiver of subrogation" provisions referred to therein.

If any repairs required to be made by Tenant hereunder are not made within twenty (20) days after written notice delivered to Tenant by Landlord, or if such repairs are of a nature that they cannot be completed within twenty (20) days, then if Tenant, within such twenty (20) day period has not commenced such repair or having commenced such repairs, thereafter fails to diligently complete such repairs, then Landlord may, at its option, make such repairs without liability to Tenant for any loss or damage which may result to its inventory or business by reason of such repairs, and Tenant shall pay to Landlord, as Additional Rent, upon demand, the reasonable cost of such repairs plus interest from the date of payment by Landlord until repaid by Tenant.

Except as provided herein, Landlord shall have no obligation to repair or maintain the Demised Premises, or any part thereof, or any Building system therein, including, without limitation, the plumbing, heating, electrical, air-conditioning or other mechanical installations therein.

Section 10.2. Fixtures and Signs. Tenant shall not install or fix any sign, device, fixture or attachment on or to the exterior or interior of the Demised Premises or Building, nor place any vents, structure, building, improvement, sign or advertising device or obstruction of any type or kind upon the Common Facilities or on or to the exterior or interior of the Demised Premises, without first obtaining Landlord's written consent, which may be withheld in Landlord's sole and absolute discretion. If Tenant shall do any of the foregoing acts in contravention of this provision, then Landlord shall have the right to remove any such decoration, paint, alteration, sign, device, fixture or attachment, etc., and restore the Demised Premises and/or the Common Facilities to the condition thereof prior to such act, and the cost of such removal and restoration shall be paid by Tenant as an additional charge. Any signage approved for Tenant shall be installed, maintained and at the termination or expiration of this Lease removed by Tenant at Tenant's sole cost, expense and risk.

Throughout the term of this Lease, Landlord reserves the right to remodel or renovate the Building facade and to require Tenant to replace, at its sole expense, its existing signage once during the original term of this Lease to conform to Landlord's common signage scheme for the Building as to sign size, location and material, but using Tenant's standard logo and sign colors.

Section 10.3. Construction Standards. All construction work done by Tenant within the Demised Premises shall be performed in compliance with Article 5 hereof. Tenant shall, at Tenant's sole cost and expense, erect and install a temporary enclosure, subject to Landlord's reasonable approval, which structure shall enclose all of the Demised Premises during construction therein, and which enclosure shall meet all state and local fire codes and Landlord's insurance standards.

ARTICLE 11. ENTRY, INSPECTION, POSTING AND DISPLAY

Section 11.1. Posting Notices. With not less than two (2) business days' prior notice and, at Tenant's option accompanied by a representative of Tenant, Tenant shall permit Landlord and any authorized representative of Landlord to enter the Demised Premises at all reasonable times during business hours for any of the following purposes: serving or posting or keeping posted thereon notices required by any law or which Landlord may reasonably deem necessary or appropriate for the protection of Landlord or its interest; inspecting the Demised Premises; inspecting the heating and air-conditioning service facilities and sprinkler facilities; any other reason that may be necessary to comply with any laws, ordinances, rules, regulations or requirements of any public authority or any applicable standards that may from time to time be established by all carriers of insurance on the Demised Premises, any Board of Underwriters, Rating Bureau or similar bodies or that Landlord may deem necessary to prevent waste, loss, damage, or deterioration to or in connection with the Demised Premises. Nothing herein shall imply any duty upon the part of Landlord to do any work which, under any provision of this Lease, Tenant may be required to perform, and the performance thereof by Landlord shall not constitute a waiver of Tenant's default in failing to perform the same. Landlord may, during the progress of any work on the Demised Premises, keep and store upon the Demised Premises all necessary materials, tools and equipment without the same constituting a constructive eviction of Tenant in whole or in part, and the rents reserved shall not abate while said work is in progress by reason of loss or interruption of Tenant's business or otherwise. Landlord shall not in any event be liable for inconvenience, annoyance, disturbance, loss of business or other damage of Tenant by reason of the performance of any work on the Demised Premises, or on account of bringing materials, supplies and equipment into or through the Demised Premises during the course of work on or in or under the Demised Premises, and the obligations of the Tenant under this Lease shall not thereby be affected in any manner whatsoever. However, Landlord, in connection with the doing of any such work, shall use reasonable efforts to minimize interference with Tenant's business without any obligation to utilize labor at overtime or other premium pay rates.

Section 11.2. Entry to Demised Premises. With not less than two (2) business days' prior notice and, at Tenant's option accompanied by a representative of Tenant, Landlord and any authorized representative of Landlord may enter the Demised Premises at all reasonable times during business hours for the purpose of exhibiting the same to prospective purchasers, mortgagees, and, during the final twelve (12) months of the Lease Term, may exhibit the Demised Premises for hire.

Section 11.3. Landlord's Easement. Tenant hereby grants to Landlord such licenses and easements in, over or under the Demised Premises or any portion or portions thereof as shall be reasonably required for the installation or maintenance of mains, conduits, pipes, ducts or other facilities to serve the Industrial Center, or any part thereof, including, but not by way of limitation, the premises of any other tenant or occupant; provided, however, that no exercise, occupancy under or enjoyment of any such license or easement shall result in the permanent unreasonable interference with Tenant's use of the Demised Premises as contemplated by this Lease.

ARTICLE 12. LAWS AND INSURANCE STANDARDS

Section 12.1. Tenant's Compliance With Laws and Insurance Standards. Tenant shall, during the Lease Term and at Tenant's sole cost and expense, promptly comply in every respect with the following: all codes, laws, ordinances, rules and regulations of all federal, state, county and municipal governments, including without limitation, all Environmental Laws (hereinafter defined) now in force or that may be enacted hereafter; all requirements of the American with Disabilities Act of 1990, as the same may be hereafter modified from time to time; all directions, rules and regulations of the fire marshal, health officer, building inspector, zoning official and/or other proper officers of the governmental agencies having jurisdiction over the Demised Premises; all carriers of insurance on the Demised Premises, any Board of Underwriters, Rating Bureau and any similar bodies, which are applicable to Tenant's use and occupancy of the Demised Premises. Tenant shall, at Tenant's sole cost and expense, make all changes to the Demised Premises which are or hereafter may be required in order to comply with the foregoing. Tenant expressly covenants and agrees to indemnify and save Landlord harmless from any penalties, damages or charges imposed for any violation of any and all laws, ordinances, rules or regulations or violations of the covenants herein expressed, whether occasioned by Tenant or any person upon the Demised Premises. Tenant shall not do, suffer or permit anything to be done in or about the Demised Premises or the Industrial Center which would: (a) subject Landlord to any liability for injury to any person or property, (b) cause any increase in the insurance rates applicable to the Industrial Center, or (c) result in the cancellation of, or the assertion of any defense by any insurer to any claim under, any policy of insurance maintained by or for the benefit of Landlord.

Section 12.2. Tenant's Use of Demised Premises Impaired. Tenant shall have no claim against Landlord for any damages should Tenant's use and occupancy of the Demised Premises for the purpose set forth in this Lease be prohibited or substantially impaired by reason of any law, ordinance or regulation of federal, state, county or municipal governments or by reason of any act of any legal or governmental or other public authority.

ARTICLE 13. INDEMNIFICATION OF LANDLORD AND LIABILITY INSURANCE

Section 13.1. Tenant Indemnity. Except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees or contractors, (a) Tenant hereby indemnifies and agrees to defend and hold Landlord and its lenders, managing agents and its and their respective members, partners, affiliates, principals, shareholders, officers, directors, members, trustees, fiduciaries, servants, agents and employees free and harmless from and against all suits, causes, actions, damages, liabilities, penalties, costs, charges, fees and expenses (including without limitation, attorneys' fees and disbursements), including without limitation, any claim relating to with loss of life, personal injury or property damage incurred in connection with or arising from (i) a breach by Tenant under this Lease or (ii) any occurrence in, upon, at or from the Demised Premises or (iii) the occupancy or use by Tenant of the Demised Premises or (iv) subject, to Section 13.5(b) below, any act or omission by Tenant, its agents, contractors, employees, invitees, licensees or concessionaires, whether or not occurring or resulting in damage or injury within the

Demised Premises or upon the Common Facilities and whether or not any such act or omission constitutes a violation of law or this Lease; (b) Tenant shall store its property in and shall occupy the Demised Premises and all other portions of the Industrial Center at its own risk; Landlord shall not be responsible or liable at any time for any loss or damage to Tenant's merchandise, equipment, fixtures or other personal property of Tenant or to Tenant's business; (c) Landlord shall not be responsible or liable to Tenant, or to those claiming by, through or under Tenant, for any loss or damage to either the person or property of Tenant, or of those claiming by, through or under Tenant, that may be occasioned by or through the acts or omissions of persons occupying adjacent, connecting or adjoining premises; (d) Landlord shall not be responsible or liable for any defect, latent or otherwise, in any building in the Industrial Center or in any of the equipment, machinery, utilities, appliances or apparatus therein (provided that the foregoing shall not in any way reduce Landlord's repair, maintenance, replacement and restoration obligations set forth in this Lease); (e) Landlord shall not be responsible or liable for any injury, loss or damage to any person or to any property of Tenant or other person caused by or resulting from bursting, breakage or leakage, steam or snow or ice, running, backing up, seepage, or the overflow of water or sewage in any part of the Industrial Center or for any injury or damage caused by or resulting from any defect or negligence in the occupancy, construction or use of any building in the Industrial Center, or machinery, apparatus or equipment therein or thereon; or (f) by or from the acts of negligence of any occupant of the Industrial Center building. Providing Tenant has knowledge of same, Tenant shall give prompt notice to Landlord in case of fire or accidents in the Demised Premises or in the building of which the Demised Premises are a part and of defects therein or in any fixtures or equipment. Landlord shall in no event be liable for any damages arising from any act, omission or negligence of any other tenant at the Industrial Center. In case Landlord shall be made a party to any litigation commenced by or against Tenant through no fault of Landlord, its agents, contractors or employees, Tenant shall protect and hold Landlord harmless and shall pay all reasonable costs, expenses and attorney's fees in connection therewith. The obligations of Tenant under this Section shall survive the expiration or earlier termination of this Lease.

Section 13.2. Tenant Liability Insurance. Tenant shall at all times during the Lease Term maintain in full force and effect the following insurance in standard form generally in use in the state in which the Industrial Center is located with insurance companies with an AM Best rating of A/VII or better (or a comparable rating in the event that the AM Best rating is no longer published) and authorized to do business in said state:

(a) Commercial general liability insurance in the amount of at least One Million Dollars ($1,000,000) per any occurrence resulting in bodily injury, personal injury or property damage and fire legal liability in the amount of at least $500,000 per occurrence.

(b) Commercial Automobile Insurance covering all owned, non-owned and hired automobiles of Tenant including the loading and unloading of any automobile, truck or other vehicle with limits of liability not less than $1,000,000 combined single limit for bodily injury liability and property damage liability.

(c) umbrella Liability coverage with minimum limits of at least $10,000,000 each occurrence and $10,000,000 general aggregate, in excess of the general liability, commercial auto liability and employer's liability programs

(d) Tenant shall require that all Contractor/Vendors (as defined in Section 13.5 below) Tenant hires to perform any alterations to the Demised Premises shall furnish Landlord and Tenant with certificates showing evidence of commercial general liability and damage insurance in the amount of at least $3,000,000 plus required workmen's compensation and employer's liability insurance coverage to the extent required by law.

(e) If Tenant uses, stores, handles, processes or disposes of Hazardous Materials in the ordinary course of its business, then Tenant shall maintain in full force and effect throughout the Lease Term, Environmental Impairment Liability Insurance (including coverage for claims involving infectious waste, biological agents, bacteria and viruses) with limits of not less than Five Million Dollars ($5,000,000.00) naming Tenant as insured, and Landlord as an additional insured, and providing coverage for bodily injury, property damage or injury or damage of actual, alleged or threatened emission, discharge, dispersal, seepage, release or escape of Hazardous Materials, including any loss, cost or expense incurred as a result of any cleanup of Hazardous Materials or in the investigation, settlement or defense of any claim, suit, or proceedings against Landlord or its management company arising from Tenant's use, storage, handling, processing or disposal of Hazardous Materials. This paragraph is not intended to limit or modify any of the prohibitions set forth in Article 26 in any way.

(f) Worker's compensation and employer's liability insurance to comply with the applicable laws of the state in which the Industrial Center is located.

Section 13.3. Landlord Indemnity. Except to the extent caused by the gross negligence or willful misconduct of Tenant, its agents, employees or contractors, Landlord hereby indemnifies and agrees to defend and hold Tenant and its managing agents and its and their respective members, partners, affiliates, principals, shareholders, officers, directors, members, trustees, fiduciaries, servants, agents and employees free and harmless from and against all suits, causes, actions, damages, liabilities, penalties, costs, charges, fees and expenses (including without limitation, attorneys' fees and disbursements), including without limitation, any claim relating to with loss of life, personal injury or property damage incurred in connection with or arising from (i) a breach by Landlord under this Lease or (ii) arising out of loss of life or personal injury upon, at or from the Common Facilities which is caused by acts, failures, omissions or negligence of Landlord, its agents, employees or contractors. The obligations of Landlord under this Section shall survive the expiration or earlier termination of this Lease

Section 13.4. Landlord Liability Insurance. During the Lease Term, Landlord, at its own expense, shall maintain comprehensive general public liability insurance against any claims upon Landlord arising from the ownership, operation or control of the Industrial Center with respect to bodily injury, death, property damage or other risks of similar nature with combined limits as Landlord deems appropriate, but in no event less than Five Million and 00/100 ($5,000,000) Dollars per occurrence.

Section 13.5. Contractors and Vendors. Prior to allowing a contractor or vendor (collectively and individually, "Contractor/Vendor") to perform work or services on the premises, the Tenant shall comply with the following requirements:

(a) Tenant shall require that Contractor/Vendor shall provide indemnification and insurance in accordance this Lease and any additional and reasonable insurance requirements by Landlord on an ad hoc basis; and

(b) To the extent permitted by applicable law and subject to the terms of this section, Tenant agrees to indemnify the Landlord and its lenders, managing agents and its and their respective members, partners, affiliates, principals, shareholders, officers, directors, members, trustees, fiduciaries, servants, agents and employees for any suits, damages, liabilities, professional fees, including attorneys' fees, costs, court costs, expenses and disbursements related to death, personal injuries or property damage (including loss of use thereof) brought or assumed against any of the Landlord and its lenders, managing agents and its and their respective members, partners, affiliates, principals, shareholders, officers, directors, members, trustees, fiduciaries, servants, agents and employees by any person or firm, arising out of or in connection with or as a result of or consequence of the Contractor/Vendor's presence on the premises or the performance of the work or services, whether or not caused in whole or in part by the Tenant or any person or entity employed/engaged, either directly or indirectly, by the Tenant, including any Contractor/Vendor and their employees. The parties expressly agree that this indemnification agreement contemplates (i) full indemnity in the event of liability imposed against Landlord and its lenders, managing agents and its and their respective members, partners, affiliates, principals, shareholders, officers, directors, members, trustees, fiduciaries, servants, agents and employees without negligence and solely by reason of statute, operation of law or otherwise; and (ii) partial indemnity in the event of any actual negligence on the part of Landlord and its lenders, managing agents and its and their respective members, partners, affiliates, principals, shareholders, officers, directors, members, trustees, fiduciaries, servants, agents and employees either causing or contributing to the underlying claim in which case, indemnification will be limited to any liability imposed over and above that percentage attributable to actual fault whether by statute, by operation of law, or otherwise. Where partial indemnity is provided under this agreement, costs, professional fees, attorneys' fees, expenses, disbursements, etc. shall be indemnified on a pro rata basis. Attorneys' fees, court costs, expenses and disbursements shall be defined without limit to include those fees, costs, etc. incurred in defending the underlying claim and those fees, costs, etc. incurred in connection with the enforcement of this Section 13.5 by way of cross-claim, third-party claim, declaratory action or otherwise.

Section 13.6. General Insurance Requirements.

(a)
The insurance and certificates required in subsections 13.2(a) through (c) above shall be endorsed (using form CG 2010 (11/85) or its equivalent) to include Landlord (and any other parties requested by Landlord) as an additional insured for the full amount of the insurance herein required, contain a Primary and not Contributory Endorsement, and confirm that such policy provides coverage for damages which the Tenant is obligated to pay by reason of the assumption of liability in the indemnity agreement(s) within this Lease. Each policy required to be maintained by Tenant or any Contractor/Vendor under this Lease shall contain an endorsement requiring the insurer to give Landlord (30) days' prior written notice of cancellations, nonrenewal of or material changes in such policy. With respect to each and every policy of such insurance required to be maintained by Tenant and each renewal thereof, Tenant, at least five (5) days prior to the beginning of the Lease Term (and prior to Tenant entering on the Demised Premises) and thereafter not less than twenty (20) days prior to the expiration of any such policy, shall furnish Landlord with a certificate of insurance executed by the insurer evidencing the insurance required to be maintained by Tenant under this Lease.

(b) Notwithstanding anything to the contrary contained in this Lease, each party hereto, on behalf of itself and on behalf of anyone claiming under or through it by way of subrogation or otherwise, waives all rights and causes of action against the other party, and the officers, directors or employees of the other party, for any liability arising out of any loss or damage in or to the Building, the Demised Premises and their contents caused by

(1) any peril normally covered under "all-risk" or "Special Form" policies issued in the State of New Jersey (whether or not such party actually carries such insurance policies and without giving effect to any deductibles or self-insurance retainage), or

(2) if the scope of coverage is broader than in (1) above, then any peril actually covered under the insurance maintained by such party.

To the extent permitted by applicable laws, this release and waiver shall be complete and total even if such loss or damage may have been caused by the negligence of the other party, its officers, employees, agents, directors, contractors or invitees and shall not be affected or limited by the amount of insurance proceeds available to the waiving party, regardless of the reason for such deficiency in proceeds. If any additional charge or increase in premium is made by the insurer because of this waiver of subrogation, then the party in whose favor the waiver was obtained shall pay such additional charge or increase in premium; failure to pay the increase in premium will void the release and waiver benefiting such party but shall not affect the benefit of the corresponding release and waiver enjoyed by the other party. However, if one party's insurance carrier prohibits waiver of subrogation regardless of premium, then the other party's release and waiver shall become null and void, it being understood that in this instance each waiver is given in consideration for the other. Each party covenants that from and after the date possession of the Leased Premises is delivered to Tenant its property damage insurance policies will contain waiver of subrogation endorsements, and that if such endorsements, for any reason whatsoever, are about to become unavailable, it will give the other party not less than thirty (30) days prior written notice of such impending unavailability. In the event of such unavailability each party shall use its commercially reasonable efforts to name the other party as an additional insured (but not loss payee) on its property damage insurance policies.

ARTICLE 14. FIRE INSURANCE. DAMAGE AND DESTRUCTION

Section 14.1. Landlord Insurance. At all times during the Lease Term, Landlord shall maintain in effect with a responsible insurance company or companies with an AM Best rating of A or better (or a comparable rating in the event that the AM Best rating is no longer published), policies of insurance covering the building of which the Demised Premises constitute a part, providing protection to the extent of not less than the full replacement cost of the Building against all casualties included under standard insurance industry practices within the classification "All Risk". Nothing in this Section shall prevent the taking out of policies of blanket insurance, which may cover real and/or personal property and improvements in addition to the building of which the Demised Premises constitutes a part; provided, however, that in all other respects each such policy shall comply with the other provisions of this Section 14.1.

Section 14.2. Tenant Insurance. At all times during the Lease Term, Tenant shall pay all premiums for and maintain in effect, with a responsible insurance company or companies with an AM Best rating of ANII or better (or a comparable rating in the event that the AM Best rating is no longer published) licensed to do business within the state in which the Industrial Center is located, policies of insurance for the benefit of Tenant, as follows:

(a) Insurance covering Tenant's trade fixtures, furniture, furnishings, equipment and other installations of Tenant not otherwise covered under Landlord's insurance coverage as described in Section 14.1 above, providing protection to the extent of not less than the full replacement cost thereof against all casualties included under standard insurance industry practices within the classification "All Risk" (including terrorism, flood and earthquake) and insurance covering sprinkler leakage, unless Tenant's insurance otherwise includes sprinkler leakage coverage.

(b) Plate glass insurance covering the plate glass in the Demised Premises; provided, however, Tenant may satisfy this requirement by self-insuring and in the event of damage or de struction to said plate glass immediately replacing same.

(c) Insurance covering the full replacement cost of any Tenant's Work against all casualties included under standard insurance industry practices within the classification "All Risk" which insurance shall be maintained, and under no circumstances terminated by Tenant.

(d) Such other insurance against such other hazards and in such amounts as may be customarily carried by tenants, owners and operators of similar properties as Landlord may reasonably require for its protection from time to time during the Lease Term.

Section 14.3. Landlord Repair. If the Demised Premises shall be damaged by any fire or casualty covered under the Landlord's insurance policy pursuant to Section 14.1 and Landlord shall not elect to cancel this Lease pursuant to the provisions of Section 14.4, Landlord shall, upon receipt of the insurance proceeds, repair the same; provided, however, the obligation of Landlord to restore the Demised Premises as herein provided shall be limited to such restoration as can be financed by such insurance proceeds as shall actually be received by Landlord, free and clear from collection by any mortgagees and after deducting the cost and expense, if any, including attorneys' fees of settling with the insurer. In the event the proceeds received are not sufficient to fully restore the Demised Premises and Landlord elects not to fully restore the Demised Premises, Tenant shall have the right to terminate this Lease upon notice to Landlord. In no event shall Landlord be required to insure Tenant's personal property, Tenant's Work or any work performed by Landlord on Tenant's behalf (other than Landlord's Work) and Landlord shall have no obligation to repair or restore the same.

Section 14.4. Lease Termination. If the Demised Premises (a) by reason of a loss are rendered untenantable or (b) should be damaged as a result of a risk which is not covered by Landlord's insurance or (c) should be damaged in whole or in part during the last twelve (12) months of the Lease Term or any renewal term thereof or (d) if any or all of the buildings or Common Facilities of the Industrial Center are damaged, whether or not the Demised Premises are damaged, to such an extent that the Industrial Center cannot, in the reasonable judgment of Landlord, be operated as an integral unit, then, or in any such event, Landlord may either elect to repair the damage or may cancel this Lease (provided if Landlord elects to cancel this Lease,

Landlord must have also elected to cancel or terminate all other similarly affected leases in the Building). Landlord shall give the Tenant written notice of its election to terminate or to continue the Lease within ninety (90) days after such event. In the event of termination, this Lease shall expire at the end of the calendar month in which such notice of termination is given, and Tenant shall vacate and surrender the Demised Premises to the Landlord. In the event of notice by Landlord that Landlord has elected to continue this Lease, Landlord and Tenant shall commence their respective obligations for repair as soon as is reasonably possible and prosecute the same to completion with all due diligence.

Section 14.5. Rent Abatement. The Minimum Rent and all Additional Rent shall be abated proportionately with the degree in which Tenant's use of the Demised Premises is impaired during the period of any damage, repair or restoration provided for in this Article 14; provided that in the event Landlord elects to repair the damage insurable under Landlord's policies, any abate ment of rent shall end five (5) days after notice by Landlord to Tenant that the Demised Premises have been repaired. Tenant shall continue the operation of its business on the Demised Premises during any such period to the extent reasonably practicable from the standpoint of prudent business management. Except for the abatement of Minimum Rent and Additional Rent hereinabove provided, Tenant shall not be entitled to any compensation or damage for loss in the use of the whole or any part of the Demised Premises and/or any inconvenience or annoyance occasioned by any damage, destruction, repair or restoration.

Section 14.6. Tenant Repairs. Unless this Lease is terminated by Landlord or Tenant, Tenant shall repair, restore and refixture all parts of the Demised Premises which Landlord is not obligated to restore pursuant to Section 14.3 in a manner and to a condition substantially equal to that existing prior to its destruction or casualty, including, but not by way of limitation, all exterior signs, trade fixtures, equipment, display cases, furniture, furnishings and other installations of personalty of Tenant.

Section 14.7. Tenant Termination Right. A. In the event (a) the Demised Premises or Building shall be damaged by fire or other casualty and Tenant shall be unable to use the Demised Premises for the Permitted Use (set forth in Section 1.9) or Tenant shall be denied reasonable access to the Demised Premises as a result of such damage and (b) Landlord shall give Tenant notice of its election to continue the Lease rather than terminate same pursuant to Section
14.4, then, if such damage is not repaired within the Casualty Restoration Period (as defined herein), Tenant shall have the following options:

(i) to give to Landlord, within ten (10) days next following the expiration of the Casualty Restoration Period, a five (5) days’ notice of termination of this Lease, or

(ii) to extend the Casualty Restoration Period for a further period of three (3) months by notice given to Landlord within ten (10) days after the expiration of the initial Casualty Restoration Period. In the event Tenant shall have given such notice to Landlord extending the initial Casualty Restoration Period and if such damage shall not have been repaired by Landlord within any extended Casualty Restoration Period, Tenant shall have the options to (a) further extend the Casualty Restoration Period for further successive periods of three (3) months, by notice given to Landlord within twenty (20) days after the expiration of any extended Casualty

Restoration Period or (b) to give Landlord, within twenty (20) days after the expiration of any such extended Casualty Restoration Period a five (5) days' notice of termination of this Lease.

The term "Casualty Restoration Period" shall mean twelve (12) months after the date of such fire or other casualty.

B. Notwithstanding anything to the contrary contained in the provisions of Subsection A of this Section 14.7, in the event (a) the Demised Premises or Building shall be damaged by fire or other casualty and Tenant shall be unable to use the Demised Premises as a result of such damage and (b) Landlord shall not exercise the right to terminate this Lease in accordance with the provisions of Section 14.4, and (c) Landlord, in the opinion of Landlord's independent architect, shall determine that the repair of such damage to the Demised Premises or Building will reasonably require a period longer than twelve (12)months, Landlord shall within ninety (90) days after the date of such fire or casualty, give a notice to Tenant extending the initial Casualty Restoration Period to the date upon which Landlord estimates that such repair to the Demised Premises or Building shall be completed. In the event Landlord shall give such a notice under this Subsection B, then, the initial Casualty Restoration Period set forth in Paragraph A of this Section 14.7, shall be so extended and (b) Tenant shall have the further option to give to Landlord a five (5) days' notice of termination of this Lease within twenty (20) days next following the giving of such notice under this Subsection B by Landlord to Tenant extending the initial Casualty Restoration Period.

C. Time is of the essence with respect to the giving by Tenant to Landlord of any notice in accordance with the provisions of Subsections A and B of this Section 14.7 and in the event that Tenant shall fail to give any such notice within the time periods set forth therein, Tenant shall be deemed to have given to Landlord a notice pursuant to subdivision (ii) of Subsection A of this Section 14.7 extending the Casualty Restoration Period provided, however, that any five (5) days' notice of termination given by Tenant pursuant to the provisions of Subsection A or B of this Section 14.7 beyond the twenty (20) day period provided therein shall be void and of no force and effect.

D. In the event that Tenant shall give to Landlord within the applicable time periods set forth in the foregoing provisions of this Section a five (5) days' notice of termination of this Lease, this Lease and the Lease Term shall come to an end and expire upon the expiration of said five (5) days with the same effect as if the date of expiration of said five (5) days were the Expiration Date, the Minimum Rent and all increases thereof and Additional Rent shall be apportioned as of such date, and any prepaid portion of Minimum Rent and increases thereof or Additional Rent for any period after such date shall be refunded by Landlord to Tenant.

E. Nothing contained in the foregoing provisions of this Section 14.7 shall be deemed to affect the rights of Landlord to give to Tenant a notice of termination of this Lease in accordance with the provisions of Section 14.4.

F. Supplementing the foregoing, Landlord shall, within ninety (90) days after the occurrence of any of the type of casualty referred to in Section 14.7A.(a), notify Tenant whether or not the repair therefor will reasonably require a period of longer than twelve (12) months to complete. If Landlord notifies Tenant that, in the opinion of Landlord's independent architect, reasonably determined, such repair will take more than twelve (12) months to complete or in the event the occurrence of any type of casualty referred to in Section 14.7(A)(a) shall occur during the last two (2) years of the Lease Term or any renewal term thereof, Tenant shall have the single right to give to Landlord, within twenty (20) days' next following Landlord's notice, a five (5) day notice of termination of this Lease, time being of the essence with respect thereto. If Tenant fails to give such notice, Tenant shall not have the right to terminate this Lease except as otherwise expressly set forth in this Section and the foregoing provisions of this Section shall apply.

ARTICLE 15. EMINENT DOMAIN

Section 15.1. Entire Taking. In the event that the whole of the Demised Premises shall be taken under the power of eminent domain, this Lease shall thereupon terminate as of the date possession shall be so taken.

Section 15.2. Partial Taking Other than Demised Premises. If more than ten percent (10%) of the floor area of the Building in which the Demised Premises is located, whether or not any portion of the Demised Premises is included therein, is taken as aforesaid, then Landlord may, by written notice to Tenant, terminate this Lease, such termination to be effective as of the date possession shall be so taken.

Section 15.3. Partial Taking Demised Premises. In the event that a portion of the Demised Premises shall be taken under the power of eminent domain and the portion not so taken will not, in the reasonable business judgment of both Landlord and Tenant, be suitable for the operation of Tenant's business notwithstanding Landlord's performance of restoration as hereinafter set out in this Section, this Lease shall thereupon terminate as of the date possession of said portion is taken. In the event of any taking under the power of eminent domain which is not sufficiently extensive to render the Demised Premises unsuitable for the business of the Tenant, the provisions of this Lease shall remain in full force and effect, except that the Minimum Rent shall be reduced in the same proportion that the amount of Demised Premises taken bears to the original total Demised Premises immediately prior to such taking, and Landlord shall, upon receipt of the award in condemnation, make all necessary repairs or alterations to the building in which the Demised Premises are located so as to constitute the portion of the building not taken a complete architectural unit, but Landlord shall not be required to spend for such work an amount in excess of the amount received by Landlord as damages for the part of the Demised Premises so taken. "Amount received by Landlord" shall mean that part of the award in condemnation which is free and clear to Landlord of any collection by mortgagees for the value of the diminished fee, and after payment of all costs involved in collection including but not limited to attorneys fees. Tenant, at its own cost and expense, shall, with respect to all exterior signs, trade fixtures, equip ment, display cases, furniture, furnishings and other installations of personality of Tenant, restore such part of the Demised Premises as is not taken to as near its former condition as the circumstances will permit.

Section 15.4. Condemnation Award. In the event the Demised Premises or any part thereof shall be taken or condemned either permanently or temporarily for any public or quasi public use or purpose by any competent authority in appropriate proceedings or by any right of eminent domain, the entire compensation award for both leasehold and reversion shall belong to the Landlord without any deduction therefrom for any present or future estate of Tenant, and

Tenant hereby expressly waives any claim and assigns to Landlord all its right, title and interest to any such award. However, Tenant shall be entitled to claim in such condemnation proceedings such award as may be allowed for relocation costs, fixtures and other equipment installed by it, but only to the extent that the same shall not reduce Landlord's award and only if such award shall be in addition to the award for the land and building (or portion thereof) containing the Demised Premises. To the extent that the Tenant has a claim in condemnation proceedings, as aforesaid, Tenant may claim for condemnors, but not from Landlord, such compensation as may be recoverable by Tenant.

Section 15.5. Rent Proration. If the Lease is terminated as provided in this Article 15, all rent and other charges shall be paid up to the date that possession is taken by public authority, and Landlord shall make refund of any rent and other charges paid by Tenant in advance and not yet earned. Further, in the event the square footage of the Demised Premises is reduced as a result of any such condemnation or taking, Tenant's Pro-Rata Share shall be reduced accordingly.

Section 15.6. Temporary Taking. Notwithstanding anything to the contrary in the foregoing provisions of this Article 15, the requisitioning of the Demised Premises or any part thereof by military or other public authority for purposes arising out of a temporary emergency or other temporary situation shall constitute a taking of the Demised Premises by eminent domain only when the use and occupancy by the requisitioning authority has continued for thirty (30) consecutive days. During such thirty (30) day period, and if this Lease is not terminated under the foregoing provisions of this Article 15, then for the duration of the use and occupancy of the Demised Premises by the requisitioning authority, the provisions of this Lease shall remain in full force and effect, except that the Minimum Rent shall be reduced in the same proportion that the amount of the Demised Premises requisitioned bears to the total Demised Premises, and Landlord shall be entitled to whatever compensation may be payable from the requisitioning authority.

ARTICLE 16. FINANCIAL INFORMATION; STATEMENT OF TENANT;AMENDMENT TO LEASE

Section 16.1. Delivery of Information. Tenant shall, at any time and from time to time within ten (10) days of written request by Landlord, deliver to Landlord any and all of the following:

(a) Such financial information concerning Tenant and Tenant's business operations as may reasonably be requested by a mortgagee or prospective mortgagee or purchaser of the Industrial Center or any part thereof; provided, however, Tenant shall not be required to deliver such financial information more than once in a twelve (12) month period and shall not be required to deliver any financial information if Tenant’s financial statements are publicly available.

(b) An executed and acknowledged written declaration, prepared by Landlord and reasonably acceptable to Tenant: (1) ratifying this Lease; (2) expressing the commencement and termination dates hereof; (3) certifying that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended (except by such writings as shall be stated and attached); (4) certifying that, to the extent of Tenant's knowledge, and if the same be true, that all conditions under this Lease to be performed by Landlord have been satisfied; (5) certifying that there are no known defenses or offsets against the enforcement of this Lease by the Landlord, or stating those claimed by Tenant; (6) stating the amount of advance rental if any (or none if such is the case), paid by Tenant; (7) stating the date to which rental has been paid; and (8) certifying such other matters as shall be requested by Landlord or Landlord's lender or any superior lessor.

(c) An executed and acknowledged instrument, prepared by Landlord, amending this Lease in such respects as may be required by any mortgagee or prospective mortgagee, provided that any such amendment shall not alter or impair any of the rights and remedies of Tenant under this Lease or increase Tenant's financial obligations under this Lease in each case by more than a deminimis degree and Landlord pays Tenant's reasonable out of pocket attorneys' fees, in connection with any such amendment.

(d) Use of Information. Any financial information delivered pursuant to Section 16.1(a) and any statement delivered pursuant to Section 16.1(b) may be relied upon by any mortgagee or prospective mortgagee or purchaser; provided, however, that any such financial information and any such statement shall be utilized only for bona fide business reasons related to such mortgage or purchase.
ARTICLE 17. ASSIGNMENT.SUBLETTING AND HYPOTHECATION OF LEASE
Section 17.1. Assignment and Subletting. Except as herein provided, Tenant shall not, and shall not have the power to, transfer, assign, sublet, enter into license or concession agreements, change ownership, mortgage or hypothecate this Lease or Tenant's interest in and to the Demised Premises without first procuring the written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any attempted or purported transfer, assignment, subletting, license or concession agreement, change of ownership, mortgage or hypothecation without Landlord's written consent pursuant to this Section 17.1 or Section 17.2 shall be void and confer no rights upon any third person. The consent by Landlord to any assignment or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment or subletting. If this Lease be assigned or if the Demised Premises or any part thereof be occupied by anybody other than Tenant, Landlord may collect rent from the assignee, or (with respect to a subletting, during the pendency of any uncured Default hereunder) the occupant, and apply the net amount collected to the rent reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this provision or the acceptance of the assignee, undertenant or occupant as Tenant. Nothing herein contained shall relieve Tenant or any Guarantor from its covenants and obligations for the term of this Lease. Tenant agrees to reimburse Landlord for Landlord's reasonable attorney's fees incurred in conjunction with the processing and documentation of any such requested transfer, assignment, subletting, license or concession agreement, change of ownership, mortgage or hypothecation of this Lease by Tenant or Tenant's interest in and to the Demised Premises up to a maximum of $3,500.00.

Section 17.2. Documentation Required. Each transfer, assignment, subletting, license, concession agreement, mortgage or hypothecation to which there has been consent shall be by an instrument in writing in form reasonably satisfactory to Landlord, and shall be executed by the transferor, assignor, sublessor, licensor, concessionaire, hypothecator or mortgagor and the transferee, assignee, sublessee, licensee, concessionaire or mortgagee in each instance, as the case may be; and each assignee shall agree in writing for the benefit of Landlord herein to assume, to be bound by, and to perform the terms, covenants and conditions of this Lease to be done, kept and performed by Tenant, including the payment of all amounts due or to become due under this Lease directly to Landlord. Failure to first obtain in writing Landlord's consent or failure to comply with the provisions of this Section shall operate to prevent any such transfer, assignment, subletting, license, concession agreement or hypothecation from becoming effective.

Section 17.3. Voting Control. In the event the Tenant is a corporation, any dissolution, merger, consolidation or other reorganization of such corporation or the sale or other transfer of a controlling percentage of the corporate stock of Tenant shall constitute an assignment of this Lease for all purposes of this Article 17; provided, however, that any transfer by inheritance or by any transaction in Tenant's stock or the stock of a corporation owning or controlling a majority of Tenant's stock which occurs on a major security exchange (including, but not limited to, NASDAQ or any successor thereto) shall not be considered an assignment hereunder. The term "controlling percentage", for the purpose of this Article 17, means the ownership of stock possessing, and of the right to exercise voting power of all classes of stock of such corporation issued, outstanding and entitled to vote for the election of directors, whether such ownership be direct or indirect ownership through ownership of stock possessing, and of the right to exercise, at least fifty-one percent (51%) of the total combined voting power of all classes of stock of another corporation or corporations.

In the event Tenant is a partnership or entity other than a corporation, any dissolution, merger, consolidation or other reorganization of such partnership or entity or the sale or transfer of a controlling percentage of such partnership or entity shall constitute an assignment of this Lease for all purposes of this Article 17; provided, however, that any transfer by inheritance shall not be considered an assignment hereunder. The term "controlling percentage," for the purpose of this Article 17 means the ownership of, and the right to exercise, at least fifty-one percent (51%) of the total combined voting rights of said partnership or entity, whether such ownership be direct or indirect.

Section 17.4. Tenant Includes Approved Assignees and Subtenants. In the event that Landlord shall agree to any transfer of Tenant’s interest in this Lease, then the term "Tenant" shall thereafter be deemed to include, without further reference, the party to whom such interest is transferred, which is, for example, but without limiting the generality thereof, any subtenant, assignee, concessionaire or licensee. Except as otherwise expressly set forth herein, if the Lease be assigned or if the Demised Premises or any part thereof be occupied by anybody other than Tenant, then Landlord may collect rent from the assignee or occupant in accordance with the provisions of Section 17.1 above. Notwithstanding any assignment or sublease, Tenant shall remain fully liable and shall not be released from performing any of the terms of this Lease.

Section 17.5. Tenant Include Successors. All rights, obligations and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several and respective heirs, executors, administrators, successors, subtenants, licensees, concessionaires and assigns of the named Tenant herein, except as expressly provided in this Article; and if there shall be more than one Tenant they shall all be bound jointly and severally by the terms, covenants, conditions and agreements herein and the word "Tenant" shall be deemed and taken to mean each and every person or party mentioned as a Tenant herein, be the same one or more; and if there shall be more than one Tenant, any notice required or permitted by the terms of this Lease may be given by or to any one thereof. No rights, however, shall inure to the benefit of any assignee of

Tenant unless the assignment to such assignee has been approved by Landlord in writing as aforesaid. The use of the neuter singular pronoun to refer to Landlord or Tenant shall be deemed a proper reference even though Landlord or Tenant may be an individual, a partnership, a corporation, a group of two or more individuals or corporations. The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one Landlord or Tenant and to either corporations, associations, partnerships, or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

Section 17.6. Successor to Landlord Interest. The term "Landlord," as used in this Lease, so far as covenants, conditions and agreements on the part of the said Landlord are concerned, shall be limited to mean the party executing this Lease as Landlord, its successors and assigns, and in the event of any transfer or transfers of the interest of Landlord in the Industrial Center, the said Landlord (and in case of any subsequent transfers or conveyances, the then grantor) shall be automatically freed and relieved from and after the date of such transfer or conveyance of all liability as respects the performance of any covenants, conditions and agreements on the part of said Landlord contained in this Lease thereafter to be performed, provided that any amount then due and payable to Tenant by Landlord, or the then grantor, under any provisions of this Lease, shall be paid to Tenant. It being intended by Landlord and Tenant that the covenants, conditions and agreements contained in this Lease on the part of the Landlord shall, subject as aforesaid, be binding on Landlord, its successors and assigns, only during and in respect of their respective successive periods of ownership. Further, Landlord's liability under this Lease shall be limited to and include only the interest of Landlord in the Industrial Center.

Section 17.7. Transfer Premium. If Landlord consents to any assignment of this Lease, or subletting of the Demised Premises or parts thereof (a "Transfer") then, as a condition thereto, which the parties hereby agree is reasonable, Tenant shall pay Landlord fifty percent (50%) of the Minimum Rent and Tenant's Pro-Rata Share of Complex Operating Costs received by Tenant from such Transfer in excess of the Minimum Rent and Tenant's Pro-Rata Share of Complex Operating Costs payable by Tenant under this Lease with respect to the Demised Premises or the portion thereof that is the subject of the Transfer, after deducting the reasonable expenses incurred by Tenant in connection with the Transfer (the "Transfer Premium"). Such Transfer Premium shall be paid promptly by Tenant upon Tenant's receipt from time to time of periodic payments from such transferee or such other time as Tenant shall realize a Transfer Premium from such transferee.

Section 17.8. Sublet Rights. A. (1) As long as Tenant is not in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed and performed, Landlord agrees not to unreasonably withhold Landlord's prior consent to sublettings by Tenant of all or portions of the Demised Premises to not more than three (3) subtenants. Each such subletting shall be for undivided occupancy by the subtenant for that part of the Demised Premises affected thereby, for the use expressly permitted in this Lease, and at no time shall there be more than three (3) occupants (inclusive of Tenant) in the Demised Premises, it being understood that any such occupant shall have a self-contained separately demised space with demising walls furnished and supplied by Tenant at Tenant's expense;

(2)     Without Landlord's prior consent, Tenant shall not (a) negotiate or enter into a proposed subletting with any tenant, subtenant or occupant of any space in the Building or (b) list or otherwise publicly advertise the Demised Premises or any part thereof for subletting at a rental lower than the Minimum Rent then in effect under this Lease;

(3)     At least thirty (30) days prior to any proposed
subletting, Tenant shall submit to Landlord a statement (the "Proposed Sublet Statement") containing the name and address of the proposed subtenant, the nature of the proposed subtenant's business and its current financial status, and all of the principal terms and conditions of the proposed subletting including, but not limited to, the proposed commencement and expiration dates of the term thereof; and

(4) Landlord may arbitrarily withhold consent to a proposed subletting if, (a) in Landlord's reasonable judgment, the occupancy of the proposed subtenant will tend to impair the character or dignity of the Building or impose any additional burden upon Landlord in the operation of the Building, or (b) the proposed subtenant shall be a person or entity with whom Landlord is then negotiating or discussing to lease space in the Building or (c) the proposed sublet rent is less than the fair rental value of the Demised Premises or (d) the proposed use of the Demised Premises is reasonably objectionable to Landlord; and

(5) Any Sublease consented to by Landlord must conform to the information contained in the Proposed Sublet Statement and shall expressly provide that (a) the subtenant shall obtain the provisions in its insurance policies to the effect that such policies shall not be invalidated should the insured waive, in writing, prior to a loss, any or all right of recovery against any party for loss occasioned by fire or other casualty which is an insured risk under such policies, as set forth in Article 14, and (b) in the event of the termination, re-entry or dispossess of Tenant by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor under the sublease, and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset which accrued to such subtenant against Tenant, (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one month's rent unless such modification or prepayment was previously approved by Landlord, (iv) be bound by any covenant to undertake or complete any construction of the premises, or any portion thereof, demised by such sublease and (v) be bound by any obligation to make any payment to or on behalf of the subtenant, except for services, repairs, maintenance and restoration provided for under the sublease to be performed after the date of such termination, re-entry or dispossess by Landlord under this Lease and to which Landlord is expressly required to perform under this Lease with respect to the subleased space at Landlord's expense, it being expressly understood, however, that Landlord shall not be bound by any obligation to make payment to or on behalf of a subtenant with respect to construction performed by or on behalf of such subtenant in the subleased premises. Tenant shall reimburse Landlord on demand for any reasonable out of pocket costs or expense that may be actually incurred by Landlord's review of any Proposed Sublet Statement or in connection with any sublease consented to by Landlord, including, without limitation, any reasonable processing fee, reasonable attorneys' fees and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed subtenant up to a maximum of $3,500.00. Further, the provisions of Section 17.7 with respect to payment of a Transfer Premium shall apply to each and every subletting consented to by Landlord.

B. Notwithstanding the foregoing provisions set forth in A hereof, Landlord shall have the following rights with respect to each proposed subletting by Tenant other than a subletting in accordance with the provisions of Section 17.10:

(1) In the event Tenant proposes to sublet all or any portion of the Demised Premises pursuant to a transaction for which Landlord's consent is required, prior to entering into such sublease, Tenant shall have the right to advise Landlord in writing of its intention to sublet all or such portion of the Premises (hereinafter referred to as the "Prior Notice"). If Landlord does not notify Tenant within twenty (20) days after receipt of the Prior Notice that it intends to cancel this Lease with respect to the Demised Premises or the portion thereof intended to be sublet or to recapture the portion of the Demised Premises or portion thereof for the portion of the term described in the Prior Notice, Tenant shall have the right to sublet the Demised Premises or portion thereof described in the Prior Notice in subject to the terms and conditions of this Article 17, however, Landlord shall not have the right to terminate this Lease with respect to the Demised Premises or the portion thereof described in the Prior Notice.

(2) In the event Tenant proposes to sublet all or substantially of the Demised Premises for all or substantially all of the remainder of the Demised Term pursuant to a transaction for which Landlord's consent is required and Tenant has not given Landlord a Prior Notice, Landlord, at Landlord's option, may give to Tenant, within thirty (30) days after the submission by Tenant to Landlord of the Proposed Sublet Statement, a notice terminating this Lease on the date (referred to as the "Earlier Termination Date") immediately prior to the proposed commencement date of the term of the proposed subletting, as set forth in the Proposed Sublet Statement, and, in the event such notice is given, this Lease and the Lease Term shall come to an end and expire on the Earlier Termination Date with the same effect as if it were the Expiration Date, the Minimum Rent shall be apportioned as of said Earlier Termination Date and any prepaid portion of Minimum Rent and Additional Rent for any period after such date shall be refunded by Landlord to Tenant

(3) In the event Tenant proposes to sublet all or any portion of the Demised Premises for less than all or substantially all of the remainder of the Term pursuant to a transaction for which Landlord's consent is required and Tenant has not given Landlord a Prior Notice, Landlord, at Landlord's option, may give to Tenant, within thirty (30) days after the submission by Tenant to Landlord, of the Proposed Sublet Statement required to be submitted in connection with such proposed subletting, a notice electing to recapture the portion of the Demised Premises proposed to be sublet as designated on a plan (the "Recapture Premises") during the period (referred to as the "Recapture Period") commencing on the date (referred to as "Recapture Date") immediately prior to the proposed commencement date of the term of the proposed subletting, as set forth in the Proposed Sublet Statement, and ending on the proposed expiration date of the term of the proposed subletting, as set forth in the Proposed Sublet Statement, and in the event such notice is given the following shall apply:

(a) Tenant shall, at Tenant's cost, demise any such Recapture Premises prior to the commencement of the Recapture Period and the Recapture Premises shall be recaptured by Landlord during the Recapture Period;

00355322.4

(b) Tenant shall surrender the Recapture Premises to Landlord on or prior to the Recapture Date in the same manner as if said Recapture Date were the Expiration Date;
(c)     During the Recapture Period, Tenant shall have no
rights with respect to the Recapture Premises nor any obligations with respect to the Recapture Premises, including, but not limited to, any obligations to pay Minimum Rent or Additional Rent, applicable to the Recapture Premises and any prepaid portion of Minimum Rent allocable to the Recapture Period for the Recapture Premises shall be refunded by Landlord to Tenant;

(d)     There shall be an equitable apportionment of any
Additional Rent pursuant to Article 4 for the Lease Year in which said Recapture Date shall occur;

(e) Upon the expiration of the Recapture Period, the Recapture Premises shall be restored to Tenant, in the condition which existed immediately prior to the Recapture Date, ordinary wear and tear excepted, and Tenant shall have all rights with respect to the Recapture Premises which are set forth in this Lease and all obligations with respect to the Recapture Premises which are set forth in this Lease, including, but not limited to, the obligations for the payment of Minimum Rent and Additional Rent (as they would have been adjusted if Tenant occupied the Recapture Premises during the Recapture Period) during the period (referred to as the "Recapture Restoration Period") commencing on the date next following the expiration of the Recapture Period and ending on the Expiration Date, except in the event that Landlord is unable to give Tenant possession of the Recapture Premises at the expiration of the Recapture Period by reason of the holding over or retention of possession of any tenant or other occupant, in which event (x) the Recapture Restoration Period shall not commence and the Recapture Premises shall not be deemed available for Tenant's occupancy and Tenant shall not be required to comply with the obligations of Tenant under this Lease until the date upon which Landlord shall give Tenant possession of the Recapture Premises free of occupancies, (y) neither the Expiration Date nor the validity of this Lease nor the obligations of Tenant under this Lease shall be affected thereby, and (z) Tenant waives any rights to rescind this Lease and to recover any damages which may result from the failure by Landlord to deliver possession of the Recapture Premises at the end of the Recapture Period; Landlord agrees to institute, within thirty (30) days after the expiration of the Recapture Period, possession proceedings against any tenants and occupants who have not so vacated and surrendered all or any portions of the Recapture Premises and agrees to prosecute such proceedings with reasonable diligence; and

(f) There shall be an equitable apportionment of any Additional Rent pursuant to Article 4 for the Lease Year in which the Recapture Restoration Period shall commence. At the request of Landlord, Tenant shall execute and deliver an instrument or instruments, in form and substance reasonably satisfactory to Landlord, setting forth any modifications to this Lease contemplated in or resulting from the operation of the foregoing provisions hereof; however, neither Landlord's failure to request any such instrument nor Tenant's failure to execute or deliver any such instrument shall vitiate the effect of the foregoing provisions of this Section. The failure by Landlord to exercise any option under this Section with respect to any subletting shall not be deemed a waiver of such option with respect to any extension of such subletting or any subsequent subletting of the premises affected thereby or any other portion of the Demised Premises. Tenant shall indemnify Landlord from all loss, cost, liability, damage and expense, including, but not limited to, reasonable counsel fees and disbursements, arising from any claims against Landlord by any broker or other person, for a brokerage commission or other similar compensation in connection with any such proposed subletting, in the event (a) Landlord shall (i) fail or refuse to consent to any proposed subletting, or (ii) exercise any of its options under this Section, or (b) any proposed subletting shall fail to be consummated for any reason whatsoever.

Section 17.9. Merger/Consolidation/Asset or Stock Sale. Notwithstanding anything contained in this Article 17 to the contrary, as long as Tenant is not in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed and performed, beyond applicable notice and cure periods, Tenant shall have the right, without the prior consent of Landlord, to assign Tenant's interest in this Lease to any person, corporation, partnership, or other business entity which is a successor of Tenant, either by (i) merger or consolidation or (ii) the purchase of all or substantially all of the (x) assets or stock, and (y) business and goodwill of Tenant, provided that said person, corporation, partnership or other business entity which shall be Tenant following such merger, consolidation or asset purchase or Tenant following the transfer of stock, as the case may be, (the "Proposed Assignee") shall have a tangible net worth, as determined in accordance with generally accepted accounting principles consistently applied following the consummation of such transaction, at least equal to the greater of (x) that of Tenant named hereunder as of the date of this Lease and (y) that of Tenant immediately prior to such transaction (such required net worth, the "Required Net Worth") and provided further that such Proposed Assignee shall continue to operate the same business conducted by Tenant in the Demised Premises immediately prior to the transaction and the interest of Tenant in this Lease is not the sole asset of Tenant named herein and such assignment shall be for a bone fide business purpose and shall not be intended to circumvent the restrictions on assignment set forth in this Lease. At the time of said proposed assignment, Tenant shall deliver to Landlord a reasonably detailed statement of the financial condition of the aforesaid Proposed Assignee, prepared in accordance with generally accepted accounting principles applied on a consistent basis, sworn to by an executive officer or principal or partner of Tenant and the Proposed Assignee, and certified without qualification by a firm of reputable independent certified public accountants which statement shall reflect the financial condition of the aforesaid proposed assignee at that time after taking into account the consummation of the assignment of this Lease and any other transactions related thereto. Notwithstanding anything contained in this Section to the contrary, such assignment shall not be valid if the Proposed Assignee shall not have a tangible net worth following the consummation of such transaction at least equal to the Required Net Worth or the interest of Tenant named herein in this Lease is the sole or principal asset of Tenant named herein or such assignment is not made for a bona fide business purpose. Furthermore, no such assignment in connection with an asset sale shall be valid, unless, within ten (10) days after the execution thereof, Tenant shall deliver to Landlord (I) a duplicate original instrument of assignment in form and substance reasonably satisfactory to Landlord duly executed by Tenant, acknowledged before a notary public, in which Tenant shall (a) waive Tenant's right to receive all notices of default given to the assignee and all other notices of every kind or description, now or hereafter provided in this Lease, by statute or by rule of law; (b) acknowledge that Tenant's obligations with respect to this Lease shall not be discharged, released or impaired by (i) such assignment; (ii) any amendment or modification of this Lease (whether or not the obligations of the tenant under the Lease are increased thereby); (iii) any further assignment or transfer of the tenant's interest in this Lease;

(iv) any exercise, non- exercise or waiver by Landlord of any right, remedy, power or privilege under or with respect to this Lease; (v) any waiver, consent, extension, indulgence or other act or omission with respect to any of the obligations of Tenant under this Lease; (vi) any act or thing which, but for the provisions of such assignment, might be deemed a legal or equitable discharge of a surety or assignor, to all of which Tenant shall consent in advance; and (c) expressly waive and surrender any then existing defense to its liability thereunder; it being the purpose and intent of Landlord and Tenant that the obligations of Tenant hereunder as assignor shall be absolute and unconditional under any and all circumstances; and {II) an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the Proposed Assignee, acknowledged before a notary public, in which such Proposed Assignee shall assume observance and performance of, and agree to be personally bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be performed. In addition, no such assignment in connection with a merger, consolidation or sale of stock or other equity interests in Tenant shall be valid unless within ten (10) business days after the consummation thereof, Tenant shall deliver to Landlord (xx) a copy of the certificate of merger or consolidation which was filed in the relevant jurisdiction, in the event the assignment was in connection with a merger or consolidation, or (yy) a statement identifying the purchaser(s) of the stock or other equity interests in Tenant, in the event the assignment was in connection with a sale of the stock or other equity interests in Tenant. The provisions of Section 17.7 relating to assignment consideration shall not be applicable to any proposed assignment of this Lease made in accordance with the provisions of this Section 17.9. In the event of any dispute between Landlord and Tenant as to the validity of any such assignment such dispute shall be determined by arbitration where designated by Landlord. Any such determination shall be final and binding upon the parties whether or not a judgment shall be entered in any court. If the determination of any such arbitration shall be adverse to Landlord, Landlord, nevertheless, shall not be liable for damages to Tenant and Tenant's sole remedy in such event shall be to have the proposed assignment deemed valid.

Section 17.10. Notwithstanding anything contained in this Article 17 to the contrary, as long as Tenant is not then in default (x) under any of the non-monetary terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond the applicable notice and grace periods set forth in this Lease or (y) under the monetary terms, covenants or conditions of this Lease on Tenant's part to be observed or performed, Tenant shall have the right, without the prior consent of Landlord, to sublet to, or permit the use or occupancy of, all or any part of the Demised Premises by any subsidiary or affiliate (as said terms are defined in Subsection A above) of Tenant named herein for the use permitted in this Lease provided that such subsidiary or affiliate is in the same general line of business as the Tenant named herein and only for such period as it shall remain a subsidiary or affiliate of, and in the same general line of business as, the Tenant named herein. However, no such subletting shall be valid unless, prior to the execution thereof, Tenant shall give notice to Landlord of the proposed subletting, and within ten (10) days prior the commencement of said subletting, Tenant shall deliver to Landlord an agreement, in form and substance satisfactory to Landlord, duly executed by Tenant and said subtenant, in which said subtenant shall assume performance of and agree to be personally bound by, all of the terms, covenants and conditions of this Lease which are applicable to said subtenant and such subletting. Tenant shall give prompt notice to Landlord of any such use or occupancy of all or any part of the Demised Premises and such use or occupancy shall be subject and subordinate to all of the terms, covenants and conditions of this Lease. No such use or occupancy shall operate to vest in the user or occupant any right or interest in this Lease or the Demised Premises. The provisions of Section

17.7 relating to Landlord's rights to the Transfer Premium shall not be applicable to any proposed subletting to any such subsidiary or affiliate of Tenant pursuant to the provisions of this Section
17.10.

ARTICLE 18. INTENTIONALLY DELETED

ARTICLE 19. SURRENDER OF PREMISES

Section 19.1. Upon the expiration or sooner termination of this Lease, Tenant shall surrender to Landlord the Demised Premises, including, without limitation, all carpeting, additions, alterations, improvements, apparatus and fixtures, in good and broom clean condition and repair, as aforesaid in Section 10.1 hereof; provided, however, that Tenant (i) shall be required to remove unattached and moveable and trade fixtures and furniture and other personal property installed by Tenant and all Designated Alterations; and (ii) may be permitted to remove, upon written approval by Landlord, which approval shall not be unreasonably withheld, such other alterations, additions, improvements and fixtures installed by Tenant, and which are removable without material damage to the Demised Premises, and, in each instance, Tenant shall remove any Tenant's Work which has been designated in any notice from Landlord to Tenant in accordance with the provision of Section 5.11 and restore the affected portion of the Demised Premises to their original condition at Tenant's expense.. Any unattached moveable fixtures and furniture installed by Tenant not removed by Tenant upon the expiration or sooner termination of the Lease as aforesaid for any reason whatsoever shall become the property of Landlord, and Landlord may thereafter, at Tenant's sole cost and expense, cause such property to be removed from the Demised Premises. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any property which becomes the property of Landlord as a result of such expiration or earlier termination nor shall Landlord's retention or sale of such property waive any of Landlord's rights with respect to any default by Tenant under the foregoing provisions of this Section.

ARTICLE 20. HOLDOVER BY TENANT

Section 20.1. Rent In The Event Of Holdover. In the event that Tenant shall hold the Demised Premises after the expiration of the Lease Term without the express written consent of the Landlord, such holding shall be deemed to have created a tenancy from month to month terminable on thirty (30) days' written notice by either party to the other, upon a monthly rental basis, and otherwise subject to all terms and provisions of this Article 20. Such monthly rental shall be the greater of (i) 150% of the monthly rental in effect immediately prior to the expiration of the Lease Term or (ii) fair rental value.

Section 20.2. Liability In The Event Of Holdover. If the Tenant fails to surrender the Demised Premises within ninety (90) days after the expiration or earlier termination of this Lease, then Tenant shall, in addition to any other liabilities to Landlord accruing therefrom, indemnify and hold Landlord harmless from loss or liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded on such failure.

ARTICLE 21. ADDITIONAL CONSTRUCTION

Section 21.1. Construction By Landlord. Landlord hereby reserves the right, at any time and from time to time, providing reasonable access to the Demised Premises is not materially and adversely affected, to make alterations or additions to the Industrial Center, to build additional stories on the building in which the Demised Premises are contained and to build adjoining same and to construct other or add to other buildings or improvements in the Industrial Center; provided, however, that such construction or additions shall not unreasonably interfere with Tenant's use of the Demised Premises as permitted hereunder, except when such work is necessitated by emergency or required by structural need.

Section 21.2. Excavation. If an excavation shall be made upon land adjacent to the Demised Premises, then, Tenant shall permit the person authorized to cause such excavation license to enter upon the Demised Premises for the purpose of doing such work as such person deems necessary to preserve the wall or the building of which the Demised Premises form a part from damage and to support the same by proper foundations and Tenant shall not be entitled to any claim for damages or indemnification against Landlord nor shall Tenant be entitled to an abatement of rent. Reasonable efforts shall be taken to preserve vehicular and personnel access during any such work.
ARTICLE 22. DEFAULT; REMEDIES

Section 22.1. Defaults. Conditional Limitation.

(a)     Each of the following events shall constitute a default under this Lease (each, a
"Default"):

(i) If Tenant, or any guarantor of Tenant's obligations hereunder (any such guarantor, a "Guarantor"), shall: (x) make an assignment for the benefit of creditors; or (y) file or acquiesce to a petition in any court (whether or not pursuant to any statute of the United States or of any State) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings; or (z) make an application in any such proceedings for or acquiesce to the appointment of a trustee or receiver for it or all of any portion of its property.

(ii) If any petition shall be filed against Tenant, or any Guarantor, to which neither of them acquiesce in any court (whether or not pursuant to any statute of the United States or any State) in any bankruptcy, reorganization, composition, extension, arrangement or insolvency proceedings, and: (x) Tenant or any Guarantor shall thereafter be adjudicated a bankrupt;, or (y) such petition shall be approved by any such court; or (z) such proceedings shall not be dismissed, discontinued or vacated within sixty (60) days.

(iii) If, in any proceeding, pursuant to the application of any Person other than Tenant, or any Guarantor to which neither of them acquiesce, a receiver or trustee shall be appointed for Tenant, or any Guarantor or for all or any portion of the property of either and such receivership or trusteeship shall not be set aside within sixty (60) days after such appointment.

(iv) If Tenant shall refuse to take possession of the Demised Premises within sixty (60) days after the Commencement Date.

(v) If Tenant shall fail to pay any Minimum or Additional Rent (collectively, "Rent"), or any other charge required to be paid by Tenant hereunder, when the same shall become due and payable, and such failure shall continue for five (5) days after receipt of written notice that such payment was not received by Landlord.

(vi) If Tenant shall fail to perform or observe any other requirement of this Lease to be performed or observed by Tenant but not specifically referred to in this Section, and such failure shall continue for thirty (30) days after Landlord shall give written notice of the failure to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time as is reasonably necessary to cure the failure so long as: (1) Tenant commences to cure the failure within thirty (30) days of receipt of Landlord's notice, and (2) Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease.

(b) This Lease is subject to the following limitation: If at any time, a Default shall occur, then upon the happening of any one or more of the aforementioned Defaults, Landlord may give to Tenant a notice of intention to end the Term of this Lease at the expiration of five (5) days from the date of service of such notice of termination. At the expiration of such five (5) days, this Lease and the Term as well as all of the right, title and interest of Tenant hereunder shall wholly cease and expire, and Tenant shall then quit and surrender the Demised Premises to Landlord. But notwithstanding such termination, surrender, and the expiration of Tenant’s right, title and interest, Tenant's liability under all of the provisions of this Lease shall continue.

Section 22.2. Landlord's Re-Entry. In the event of a Default by Tenant hereunder, Landlord, or its agents or employees, may re-enter the Demised Premises at any time and remove therefrom Tenant, Tenant's Agents, subtenants, and any licensees, concessionaires or invitees, together with any of its or their property, either by summary dispossess proceedings or by any suitable action or proceeding at law or by force or otherwise and, in connection therewith, Landlord may repossess and enjoy the Demised Premises. Landlord shall be entitled to the benefits of all provisions of law respecting the speedy recovery of lands and tenements held over by Tenant, or proceedings in forcible entry and detainer. Tenant waives any rights to the service of any notice of Landlord's intention to re-enter provided for by any present or future law. Landlord shall not be liable in any way in connection with any action it takes pursuant to the foregoing. Notwithstanding any such re-entry, repossession, dispossession or removal, Tenant's liability under all of the provisions of this Lease shall continue. No such re-entry or taking possession of the Demised Premises by Landlord shall be construed as an election on its part to terminate this Lease unless notice of such intention be given to Tenant or unless the termination thereof shall result as a matter of law or be decreed by a court of competent jurisdiction. Notwithstanding any re-letting without termination, Landlord may at any time thereafter, elect to terminate this Lease for such previous breach.

Section 22.3. Deficiency.

(a) In case of re-entry, repossession or termination of this Lease, whether the same is the result of the institution of summary or other proceedings or not, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for: (i) (x) the Rent, and all other charges provided for herein until the date this Lease would have expired (or, in the alternative, as liquidated damages, an amount equal to the Rent and such other charges) had such termination, re-entry or repossession not occurred; and (y) expenses to which Landlord may be put in re-entering the Demised Premises, repossessing the same, making good any Default of Tenant, painting, altering or dividing the Demised Premises, combining or placing the same in proper repair, protecting and preserving the same by placing therein watchmen and caretakers, reletting the same (including attorney's fees and disbursements, marshal's fees and broker's fees, in so doing), and any expenses which Landlord may incur during the occupancy of any new tenant; minus (ii) the net proceeds of any re-letting. Tenant agrees to pay to Landlord the difference between items (i) and (ii) hereinabove with respect to each month, at the end of such month. Any suit brought by Landlord to enforce collection of such difference for any one month shall not prejudice Landlord's right to enforce the collection of any difference for any subsequent month. In addition to the foregoing, Tenant shall pay to Landlord such sums as the court which has jurisdiction thereover may adjudge reasonable as attorneys' fees with respect to any successful lawsuit or action instituted by Landlord to enforce the provisions hereof.

(b) Landlord, at Landlord's option, may re-let the whole or any part of said Demised Premises for the whole of the unexpired Lease Term, or longer, or from time to time for shorter period, for any rental then obtainable, giving such concessions of rent and making such special repairs, alterations, decorations and paintings for any new tenant as it may, in its sole and absolute discretion deem advisable. Landlord shall have no obligation to relet the Demised Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Demised Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise to affect any such liability; Landlord, at Landlord's option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Demised Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability. Tenant's liability as aforesaid shall survive the institution of summary proceedings and the issuance of any warrant thereunder.

Section 22.4. Agreed Final Damages. If Landlord so elects, Tenant shall pay Landlord, on demand, as liquidated and agreed final damages, the Rent and all other charges which would have been payable by Tenant from the date of such demand to the date when this Lease would have expired if it had not been terminated as aforesaid, minus the fair rental value of the Demised Premises for the same period with such sums discounted to present value. Upon payment of such liquidated and agreed final damages, Tenant shall be under no further liability with respect to the period after the date of such demand.

Section 22.5. Waiver of Right of Redemption. Tenant hereby expressly waives (to the extent legally permissible), for itself and all persons claiming by, though, or under it, any right of redemption or for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Demised Premises as herein provided. In the event Landlord commences any action or proceeding for non-payment of Minimum Rent or any items of Additional Rent due hereunder, Tenant shall not interpose any counterclaim of any nature or description in any such action or proceeding. The foregoing, however, shall not be construed as a waiver of Tenant's right to assert such claim in a separate action or proceeding instituted by Tenant.

Section 22.6. Landlord's Right to Perform for Account of Tenant. If Tenant shall be in default hereunder after expiration of applicable notice and cure periods, Landlord or any mortgagee may, at any time thereafter, cure said default for the account and at the expense of Tenant. Tenant shall pay, with interest at the maximum legal rate, on demand, to Landlord, the amount so paid, expended, or incurred by Landlord or any mortgagee and any expense of Landlord or any mortgagee including attorneys' fees incurred in connection with such default plus administrative costs of Landlord or any mortgagee in an amount equal to ten (10%) percent of such costs and expenses, and all of the same shall be deemed to be Additional Rent.

Section 22.7. Additional Remedies, Waivers. Etc. With respect to the rights and remedies of and waivers by Landlord: (a) the rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereafter provided by law. Landlord may exercise such rights and remedies at such times, in such order, to such extent, and as often as Landlord deems advisable without regard to whether the exercise of one right or remedy precedes, concurs with or succeeds the exercise of another, (b) single or partial exercise of a right or remedy shall not preclude: (i) a further exercise thereof; or (ii) the exercise of another right or remedy, from time to time; (c) no delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to a Default; (d) no waiver of a Default shall extend to or affect any other Default or impair any right or remedy with respect thereto; (e) no action or inaction by Landlord shall constitute a waiver of a Default; and (f) no waiver of a Default shall be effective, unless it is in writing.

Section 22.8. Distraint. In addition to all other rights and remedies, if Tenant shall be in Default hereunder, Landlord shall, to the extent permitted by law, have a right of distress for Rent and a lien on all of Tenant's fixtures, merchandise and equipment in the Demised Premises, as security for Rent and all other charges payable hereunder.

Section 22.9. Miscellaneous.

(a) No waiver of any covenant or condition or of the breach of any covenant or condition of this Lease by either Landlord or Tenant shall be taken to constitute a waiver of any subsequent breach of such covenant or condition or to justify or authorize the non-observance on any other occasion of the same or of any other covenant or condition hereof, nor shall the acceptance of Minimum Rent or any item of Additional Rent by Landlord at any time when Tenant is in Default under any covenant or condition hereof be construed as a waiver of such Default or of Landlord's right to terminate this Lease on account of such Default, nor shall any waiver or indulgence granted by Landlord to Tenant be taken as an estoppel against Landlord, nor shall any waiver or indulgence granted by Tenant to Landlord be taken as an estoppel against Landlord; it being expressly understood that if at any time Tenant shall be in Default in any of its covenants or conditions hereunder, an acceptance by Landlord of Minimum Rent or any item of Additional Rent during the continuance of such Default or the failure on the part of Landlord promptly to avail itself of such other rights or remedies as Landlord may have, shall not be construed as a waiver of such

Default, but Landlord may at any time thereafter, if such Default continues, terminate this Lease on account of such Default in the manner herein provided.

(b) In the event of any breach by Landlord or Tenant of any of the terms and provisions of this Lease, the non-defaulting party shall have the right to injunctive relief as if no other remedies were provided herein for such breach.

(c) The rights and remedies herein reserved by, or granted to, Landlord are distinct, separate and cumulative, and the exercise of any one of them shall not be deemed to preclude, waive or prejudice Landlord's right to exercise any or all others.

(d) Tenant hereby expressly waives any right to assert a defense based on merger and agrees that neither the commencement of any action or proceeding, nor the settlement thereof, nor the entry of judgment therein, shall bar Landlord from bringing any subsequent actions or proceedings from time to time.

(e) Tenant hereby waives the benefit of any provisions of the applicable statute of limitations as a defense in any action for collection of rentals or other charges accrued under this Lease which may be filed by Landlord against Tenant.

(f) Intentionally omitted.

(g) Wherever in this Lease, Landlord has reserved or is granted the right of "re-entry" into the Demised Premises, the use of such word is not intended, nor shall it be construed, to be limited to its technical legal meaning.

(h) In the event of any lawsuit or court action between Landlord and Tenant arising out of or under this Lease or the terms and conditions stated herein, the prevailing party in such lawsuit or court action shall be entitled to and shall collect from the non-prevailing party the reasonable attorney's fees and court costs actually incurred by the prevailing party with respect to said lawsuit or court action.

(i) Any action, suit or proceeding relating to, arising out of or in connection with the terms, conditions and covenants of this Lease may be brought in the courts of the State in which the Industrial Center is located. Each of Landlord and Tenant hereby waives any objection to jurisdiction or venue in any proceeding before said courts.

(j) LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER ON ANY MATTERS IN ANY WAY ARISING OUT OF OR CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY STATUTE, EMERGENCY OR OTHERWISE.

ARTICLE 23. NO WAIVER

Section 23.1. No Waiver Except In Writing. Failure of Landlord or Tenant to insist upon the strict performance of any provisions hereof or of any rules and regulations promulgated hereunder or to exercise any option shall not be construed as a waiver for the future of any such provision or rule or option. The receipt by Landlord of any rent or other charge due hereunder with knowledge of the breach of any provision of this Lease shall not be deemed a waiver of such breach. No provision of this Lease shall be deemed to have been waived unless such waiver be in writing signed by the Landlord. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent shall be deemed to be other than on account of the earliest rent then unpaid nor shall any endorsement or statement or any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such rent or pursue any other remedy in this Lease, and no waiver by Landlord in respect to one tenant shall constitute a waiver in favor of any other tenant in the Industrial Center.

ARTICLE 24. NOTICES

Section 24.1. Addresses. Except as otherwise provided for herein, any notice, demand, request, consent, approval or other communication which either party hereto is required or desires to give, make, or communicate to the other shall be in writing and shall be given, made, or communicated only by nationally recognized courier service (e.g. Federal Express) providing dated evidence of receipt or refusal to accept delivery by the addressee, addressed, in the case of Landlord:

c/o GTJ Management, LLC
60 Hempstead Avenue, Suite 718
West Hempstead, NY 11552
Attention: Paul Cooper
with a copy to:

Marc J. Becker, Esq.
Goldfarb and Fleece LLP
560 Lexington Avenue, 61h Floor
New York, New York 10022

and addressed, in the case of Tenant, to Tenant's address contained in the preamble of this Lease, Attn: CFO, subject to the right of either party to designate a different address by notice similarly given, made or communicated, as the case may be, any such notice to be effective on the date when it shall have been delivered by such courier service or when delivery by such courier service was refused by the addressee. Refusal to accept delivery of any notice shall not limit or negate delivery of such notice or limit, negate or render ineffective any such notice.

ARTICLE 25. SUBORDINATION AND ATTORNMENT

Section 25.1. Subordination. This Lease and the rights of Tenant hereunder are and shall be automatically subordinate to the lien of any mortgage now or hereafter in force against the land and/or buildings of which the Demised Premises are a part against any buildings hereafter placed upon the land of which the Demised Premises are a part and to all advances made or hereafter to be made upon the security thereof, and to any and all extensions, renewals, modifications or replacements thereof, and to any ground or underlying lease of the land or buildings. The provisions of this Section 25.1 are self-operative and no further instrument of subordination shall be required. However, within ten (10) days of Landlord's written request, Tenant shall execute any commercially reasonable agreement reasonably required by any mortgagee or landlord, confirming the foregoing subordination of this Lease.

Section 25.2. Attornment. Tenant shall, in the event of the sale or assignment of Landlord's interest in the Building of which the Demised Premises form a part or in the event of any proceedings brought for the foreclosure of, or in the event of exercise of the power of sale under any mortgage made by Landlord covering the Demised Premises, attorn to the purchaser and recognize such purchaser as Landlord under this Lease.

Section 25.3. Mortgagee Protection Clause. Tenant agrees to give any mortgagee and/or trustees under any deed of trust or land under any ground lease, by registered or certified mail or via a nationally recognized overnight courier service, a copy of any notice of default served upon Landlord under this Lease, provided that prior to such notice Tenant has been notified, in writing, of the address of such mortgagees and/or trust deed holders and/or landlords. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagees and/or trust deed holders and/or landlords shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee and/or trust deed holder and/or landlord has commenced and is diligently pursuing the remedies necessary to cure such default, (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

Section 25.4. Landlord hereby agrees to request from its existing mortgagee of the Industrial Center, at no cost to Landlord, a subordination, non-disturbance and attornment agreement with Tenant which agreement will be on the mortgagee's standard form (with such commercially reasonable modifications as Tenant may request and which are acceptable to the mortgagee). In addition, Landlord hereby agrees to obtain from any such future mortgagee of the Industrial Center, at no cost to Landlord, a subordination, non-disturbance and attornment agreement with Tenant which agreement will be on the mortgagee's standard form (with such commercially reasonable modifications as Tenant may request and which are acceptable to the mortgagee).

ARTICLE 26. HAZARDOUS MATERIALS

Section 26.1. Tenant shall not cause any Hazardous Materials, as herein defined, or permit its agents, employees or contractors to cause any Hazardous Materials to be brought upon, stored, treated, used, produced, generated, emitted, disposed, discharged, or released (collectively known as "handled" or "handle") upon, about, above or beneath the Demised Premises or the Industrial Center. Notwithstanding the foregoing, (i) normal quantities of those Hazardous Materials customarily used in the conduct of general administrative and executive office activities (e.g., copier fluids and cleaning supplies) may be used and stored at the Demised Premises without Landlord's prior written consent, and (ii) in connection with the Permitted Use of the Demised Premises, Tenant shall be allowed to receive and send shipments of Hazardous Materials, but only in compliance with all applicable Environmental Laws, as defined herein. These Hazardous Materials referred to in subdivisions (i) and (ii) of the preceding sentence shall be known as "Tenant's Hazardous Materials" and shall be handled in accordance with all applicable federal, state and local laws, statutes, ordinances, regulations, codes, rulings, policies, requirements, orders and decrees including, but not limited to, the Resource Conservation Recovery Act of 1976 (42 U.S.C.. 6901 et seq.), as amended, and the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C.. 9601 et seq.), as amended (collectively known as "Environmental Laws”) relating to the industrial hygiene, environmental protection or the handling, use, analysis, generation, manufacture, storage, presence, disposal or transportation of Hazardous Materials, defined below. Tenant hereby agrees to pay the costs of all remediation and corrective measures made necessary or desirable in the event that Tenant shall breach the provisions of this Article. Tenant hereby indemnifies and agrees to defend and hold harmless, Landlord and its managing agent and its or their respective affiliates, principals, shareholders, officers, directors, partners, members, trustees, fiduciaries, servants, agents and employees from and against any and all liabilities, damages, suits, causes, actions, penalties, costs, charges, fees and expenses, including, without limitation, attorneys' fees and disbursements, for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) or otherwise resulting from Tenant's failure to comply with its obligations, duties and responsibilities under this Article. For purposes of this indemnity, Tenant shall have the burden of proof to establish any pre-existing environmental conditions affecting the Demised Premises by conducting an environmental audit of the property. Any acts or omissions of Tenant or its employees, agents, customers, invitees, sub-lessees, assignees, contractors or sub-contractors (whether or not they are negligent, intentional, willful or unlawful) shall be strictly attributable to Tenant hereunder. Tenant agrees to execute affidavits, representations and the like from time to time at Landlord's request conveying Tenant's best knowledge and belief regarding the presence of Hazardous Materials in the Demised Premises.

Tenant shall at its own expense procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant's use of the Demised Premises, including, without limitation, discharge of (appropriately treated) materials or waste into or through any sanitary sewer system serving the Demised Premises. Except as discharged in strict accordance and conformity with all applicable Environmental Laws, Tenant shall cause any and all Hazardous Materials handled by or introduced by Tenant to be removed from the Demised Premises and transported solely by duly licensed facilities for final disposal of such Hazardous Materials. Tenant shall in all respects handle any and all Hazardous Materials in, on, under or about the Demised Premises in complete conformity with all applicable Environmental Laws and prudent industry practice regarding the management of such Hazardous Materials. All reporting obligations to the extent imposed upon Tenant by Environmental Laws are solely the responsibility of Tenant. Upon expiration or termination of this Lease, Tenant shall cause all Tenant's Hazardous Materials to be removed from the Demised Premises and transported for use, storage or disposal in accordance and in compliance with all applicable Environmental Laws. Tenant shall not take any remedial action in response to the presence of Hazardous Materials in, on or about the Demised Premises or in the Industrial Center, nor enter into any settlement agreement, consent, decree or other compromise in respect to any claims relating to or in any way connected with the Demised Premises or the Industrial Center without first notifying Landlord of Tenant's intention to do so and affording Landlord thirty (30) days to appear, intervene or otherwise appropriately assert and protect Landlord's interest with respect thereto. In addition, at Landlord's request, at the expiration of the Lease Term, Tenant shall remove all tanks or fixtures which were placed on the Demised Premises during the Lease Term and which contain, have contained or are contaminated with, Hazardous Materials.

Tenant shall promptly notify Landlord in writing of (a) any enforcement, clean-up, removal or other governmental or regulatory action instituted, completed or threatened pursuant to any Environmental Laws with respect to the Demised Premises; (b) any claim made or threatened by any person against Landlord or the Demised Premises relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (c) any reports made to any environmental agency arising out of or in, on or about the Demised Premises or in connection with any Hazardous Materials removed from the Demised Premises, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant shall also provide to Landlord, as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Demised Premises or Tenant's use thereof. Upon written request of Landlord (to enable Landlord to defend itself from any claim or charge related to any Environmental Law), Tenant shall promptly deliver to Landlord lists of Hazardous Materials removed or to be removed from the Demised Premises. All such lists shall list the Tenant or its agent as a responsible party and in no way shall attribute responsibility for any such Hazardous Materials to Landlord.

"Hazardous Materials" means: (a) any material or substance; (i) which is defined or becomes defined as a "hazardous substance," "hazardous waste," "infectious waste," "chemical mixture or substance," or "air pollutant" under Environmental Laws; (ii) containing asbestos, urea formaldehyde or polychlorinated biphenyls, (iii) which is oil or petroleum product, (iv) which is radioactive; (v) which is infectious waste, biological agents, bacteria and viruses; or (b) any other material or substance displaying toxic, reactive ignitable or corrosive characteristics, as all such terms are used in their broadest sense, and are defined or become defined by Environmental Laws.

If any lender or governmental agency requires Landlord to test for a release of Hazardous Materials on the Demised Premises, or if Landlord reasonable believes that Tenant may have violated an Environmental Law or the terms of this Article, Tenant shall, within thirty (30) days following Landlord's demand, supply to Landlord at Tenant's sole cost and expense an environmental report of the Demised Premises and the use of the Demised Premises addressing Landlord's concerns and demonstrating whether Tenant's use of the Demised Premises has violated or is violating any Environmental Laws, prepared by a reputable independent licensed environmental contracting firm, in form, substance and detail reasonably satisfactory to Landlord. Such report shall be delivered to Landlord and shall be kept strictly confidential by Landlord and Tenant.

Tenant agrees to clean its trucks in compliance with Environmental Laws such that any run off from the cleaning of Tenant’s trucks shall not spill into landscaped areas or drains.

Tenant acknowledges that Landlord has made no representations to Tenant with respect to the compliance of the Demised Premises with Environmental Laws except as otherwise expressly set forth herein.

Tenant shall execute and deliver to Landlord a completed questionnaire, in the form attached hereto as Exhibit D, immediately prior to the Commencement Date and, if applicable, immediately prior to the commencement of any renewal term and Tenant shall execute and deliver to Landlord a completed questionnaire, in the form attached hereto as Exhibit E, immediately prior to the expiration of the Lease Term or Tenant's surrender of possession of the Demised Premises, whichever is earlier.

Tenant represents and warrants that, as of the date hereof, Tenant's North American Industry Classification System ("NAICS") code is 3254130700 and Tenant agrees that it will promptly advise Landlord of any change in Tenant's NAICS code (or the NAICS code of any assignee or sublessee) during the Lease Term. Prior to any assignment of this Lease or subletting of any portion of the Demised Premises and prior to the expiration or sooner termination of this Lease or any sublease, Tenant, at its sole expense, will take all actions to comply with the New Jersey Industrial Site Recovery Act ("ISRA"), if applicable, or provide Landlord with reasonable evidence that ISRA is not applicable. Tenant will also provide Landlord with a duplicate original of the affidavit and any and all other information submitted to the New Jersey Department of Environmental Protection ("NJDEP") in connection with such compliance, if applicable. Prior to the termination of this Lease and the cessation of all of Tenant's operations therein, or cessation of industrial operations as defined by NJDEP, if ISRA is applicable, Tenant shall submit all required ISRA forms, reports, letters, and payments which are required due to Tenant's occupancy of the Premises and/or to the actions of Tenant, its employees, contractors or agents. Tenant shall provide draft copies of all ISRA submittals to Landlord for review prior to submission to regulatory agencies. If remediation is required in order to submit a Response Action Outcome Form, such remediation shall be performed by Tenant to standards required under ISRA. The Response Action Outcome Form shall be issued to Landlord subsequent to the end of the Lease Term and vacation of the Demised Premises by Tenant or in accordance with the schedule required by ISRA. If requested by Tenant at the time of execution of this Lease, Landlord will prepare all ISRA related documents, with it understood that all reasonable costs incurred by Landlord in connection therewith will be reimbursed by Tenant.

Landlord represents that as of the Effective Date, it has no actual knowledge of any Hazardous Materials existing on the Building or the Industrial Center other than those Hazardous Materials disclosed in that certain Phase I Environmental Assessment prepared by P.W. Grosser Consulting, Inc. in December 2011, a copy of which was delivered to Tenant's attorney electronically on or about October 23, 2017. Tenant acknowledges receipt of such environmental report and agrees to maintain in confidence such report and not disclose to any third-party the existence of such report and/or the content of such report, except (i) in order to enforce Tenant's rights or Landlord's obligations under this Article 26, (ii) as specifically authorized to do so in writing by Landlord, or (iii) as otherwise required by any legal requirement.

Landlord hereby indemnifies and agrees to defend and hold harmless, Tenant and its managing agent and its or their respective affiliates, principals, shareholders, officers, directors, partners,

members, trustees, fiduciaries, servants, agents and employees from and against any and all liabilities, damages, suits, causes, actions, penalties, costs, charges, fees and expenses, including, without limitation, reasonable attorneys' fees and disbursements, for death or injury to any person or damage to any property whatsoever (including water tables and atmosphere) or otherwise resulting from the presence of Hazardous Materials (i) existing prior to the Commencement Date at the Building or the Industrial Center or (ii) introduced to the Building or the Industrial Center at any time during the Term of this Lease to the extent caused by Landlord, its agents, contractors or employees.

The obligations of Landlord and Tenant under this Article shall survive the termination of this
Lease.

ARTICLE 27. MISCELLANEOUS PROVISIONS

Section 27.1. Headings. The captions of the Articles and Sections of this Lease are for convenience only and shall not be considered or referred to in resolving questions of interpretation or construction.

Section 27.2. Time of Essence. Time is of the essence with respect to the performance of each of the covenants and agreements under this Lease.

Section 27.3. Construction of Lease. Tenant declares that Tenant has read and under stands all parts of this Lease. It is agreed that in the construction and interpretation of the terms of this Lease any rule of construction that a document is to be construed most strictly against the party who prepared the same shall not be applied, it being agreed that both parties hereto have participated in the preparation of the final form of this Lease. This Lease may be executed in several counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument. Executed copies of this Lease may be delivered by facsimile or other electronic (e.g., pdf) means, any of which shall be deemed effective to constitute delivery.

Section 27.4. Governing Law. This Lease and the enforcement hereof shall be governed by the laws of the state in which the Industrial Center is located.

Section 27.5. Severability. If any provision of this Lease or any paragraph, sentence, clause, phrase or word appearing herein be judicially or administratively held invalid or unenforceable for any reason whatsoever, such holding shall not be deemed to affect, alter, modify or impair in any manner whatsoever any other term, provision, paragraph, sentence, clause, phrase or word appearing therein.

Section 27.6. Interest Rate. Where under the terms of this Lease interest shall be provided for, such interest, unless a specific interest rate is set forth, shall be at a rate equal to the prime rate of JP Morgan Chase Manhattan Bank, or any successor thereto, plus seven percent (7%), but in no event greater than the highest lawful rate of interest per annum permissible under the law of the state in which the Industrial Center is located, and shall accrue from the date when the same becomes due and payable by the terms and provisions hereof until paid and shall continue after any judgment until fully satisfied, to which shall be added reasonable attorneys' fees and costs.

Section 27.7. Consent of Landlord. Where, under the terms of this Lease, the consent of Landlord shall be required, such consent, unless otherwise provided for herein, shall not be unreasonably withheld, conditioned or delayed. If Tenant shall request Landlord's consent and Landlord shall fail or refuse to give such consent, Tenant shall not be entitled to any damages for any withholding by Landlord of its consent, it being intended that Tenant's sole remedy shall be an action for specific performance or injunction, and that such remedy shall be available only in those cases where Landlord has expressly agreed in writing not to unreasonably withhold its consent or where as a matter of law Landlord may not unreasonably withhold its consent.

Section 27.8. Entire Agreement. This Lease and the exhibits, riders and/or addenda, if any, attached hereto contain all covenants and agreements between Landlord and Tenant relating in any manner to the rental, use and occupancy of the Demised Premises and the other matters set forth in this Lease. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect, and the covenants and agreements of this Lease cannot be altered, changed, modified or added to, except in writing signed by Landlord and Tenant. No representation, inducement, understanding or anything of any nature whatsoever, made, stated or represented on Landlord's behalf, either orally or in writing (except this Lease), has induced Tenant to enter into this Lease. The submission of this document for examination does not constitute an offer to lease, or a reservation of an option for the Demised Premises and becomes effective only upon execution and delivery thereof by Landlord and Tenant.

Section 27.9. Default Under Other Agreements. Any default by Tenant under any instrument, undertaking or agreement executed by Tenant in favor of or with Landlord relating to this Lease, or the tenancy created hereby, shall constitute a breach of this Lease and entitle Landlord to pursue each and all of its rights and remedies hereunder and at law.

Section 27.10. Objection to Statements. Tenant's failure to object to any statement, invoice or billing rendered by Landlord within a period of ninety (90) days after receipt thereof shall constitute Tenant's acquiescence with respect thereto and shall render such statement, invoice or billing an account stated between Landlord and Tenant.

Section 27.11. Brokerage Commission. Tenant and Landlord represent and warrant to the other that there are no claims for brokerage commissions or finder's fees incurred by them, respectively, in connection with the execution of this Lease except for Resource Realty of Northern New Jersey (the "Broker") and each party agrees to indemnify the other against and hold it harmless from all liabilities arising from any such claims other than that of the Broker, including the cost of counsel. Landlord agrees to pay a commission to the Broker pursuant to the terms of a separate agreement between Landlord and Broker.

Section 27.12. Relationship of Parties. Anything in this Lease to the contrary notwithstanding, it is agreed that Landlord shall in no event be deemed to be a partner or engaged in a joint venture with or any associate of Tenant, or any party associated with Tenant in the conduct of its business or otherwise, nor shall Landlord be liable for any debts incurred by Tenant in the conduct of its business. The relationship of Landlord and Tenant as established by this Lease is that of Landlord and Tenant. None of the language or terminology of this Lease shall be construed to create any other form of relationship between Landlord and Tenant.

Section 27.13. No Recording of Lease. Tenant represents that it shall not record this Lease and acknowledges that such representation is a material term of this Lease.

Section 27.14. Past Due Rent. If Landlord shall fail to receive, when the same is due and payable, any Minimum Rent, Additional Rent or other amounts or charges to be paid to Landlord by Tenant, as provided in this Lease, Tenant shall pay as Additional Rent interest thereon until fully paid, which shall continue after any judgment until fully satisfied, and if same is not paid within five (5) days of its due date Tenant shall pay as Additional Rent, a late charge equal to five percent (5%) of each installment past due to cover the administrative costs and expenses involved in administering delinquent accounts.

Section 27.15. Limitation of Liability. Anything in this Lease to the contrary notwithstanding, Tenant agrees that it shall look solely to the estate and property of the Landlord in the Industrial Center, and subject to the prior rights of any mortgagee of the Industrial Center and subject to Landlord's rights under a leasehold interest of the Industrial Center or part thereof, if any, for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default or breach by Landlord with respect to any of the terms, covenants and conditions of this Lease to be observed and/or performed by Landlord, and no other assets of the Landlord or its managing agent, and it’s or their respective affiliates, principals, shareholders, officers, directors, partners, members, trustees, fiduciaries, servants, agents and employees, shall be subject to levy, execution or other procedures for the satisfaction of Tenant's remedies. In no event shall Landlord be liable for, and Tenant, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

Section 27.16. OFAC List Representation. Tenant represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the list of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the United States Department of the Treasury, or any other list of persons or entities with whom Landlord is restricted from doing business with ("OFAC List"). Notwithstanding anything to the contrary herein contained, Tenant shall not permit the Demised Premises or any portion thereof to be used, occupied or operated by or for the benefit of any person or entity that is on the OFAC List. Tenant shall indemnify and hold Landlord harmless from and against all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by Landlord and/or its affiliate that derive from a claim made by a third party against Landlord and/or its affiliates arising or alleged to arise from a misrepresentation made by Tenant hereunder or a breach of any covenant to be performed by Tenant hereunder. Landlord represents and warrants that it is not listed, nor is it owned or controlled by, or acting for or on behalf of any person or entity, on the OFAC List. Landlord shall indemnify and hold Tenant harmless from and against all losses, damages, liabilities, cost and expenses (including, without limitation, reasonable attorneys' fees and expenses) that are incurred by Tenant that derive from a claim made by a third party against Tenant and/or its affiliates arising or alleged to arise from a misrepresentation made by Landlord hereunder or a breach of any covenant to be performed by Landlord hereunder.

Section 27.17. Inability to Perform. If, by reason of strikes or other labor disputes, fire or other casualty (or reasonable delays in adjustment of insurance), accidents, any legal requirements,

any orders of any governmental authority or any other cause beyond a party's reasonable control, whether or not such other cause shall be similar in nature to those hereinbefore enumerated (any such event an "Unavoidable Delay"), the non-performing party is unable to furnish or is delayed in furnishing any utility or service required to be furnished by such party under this Lease, or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements, whether or not required to be performed or made under this Lease, or is unable to fulfill or is delayed in fulfilling any of the non-performing party's other obligations under this Lease, the period of time for performance of such obligation shall be extended for the duration of the Unavoidable Delay. Nothing contained in this Section 27.17 shall excuse the payment of any sums required to be paid under this Lease.

ARTICLE 28. SECURITY DEPOSIT

Section 28.1. Tenant has deposited the sum of Thirty Thousand and 00/100 Dollars ($30,000.00) with Landlord as a "Security Deposit" which shall be held by Landlord as security for the punctual performance by Tenant of each and every obligation of it under this Lease. In the event of any default by Tenant (beyond applicable notice and cure periods), Landlord may apply or retain all or any part of the Security Deposit to cure the default or to reimburse Landlord for any sum which Landlord may spend by reason of the default and for which Tenant is liable under the terms of this Lease, without thereby waiving any other rights or remedies of Landlord with respect to such default. In the case of every such application or retention Tenant shall on demand, pay to Landlord the sum so applied or retained which shall be added to the Security Deposit so that the same shall be restored to Thirty Thousand and 00/100 Dollars ($30,000.00). If at the end of the Lease Term, Tenant shall not be in default under this Lease (beyond applicable notice and cure periods), but not otherwise, the Security Deposit shall be returned to Tenant within thirty (30) days to the extent same has not been retained or applied by Landlord in accordance with the provisions of hereof. There shall be no interest payable on the Security Deposit. Tenant agrees that except for an assignment in connection with an assignment of Tenant's interest under this Lease in accordance with the provisions of Article 17, Tenant shall not assign or encumber any part of the Security Deposit, and no assignment or encumbrance by Tenant of all or any part of the Security Deposit shall be binding upon Landlord, whether made prior to, during, or after the Lease Term. Landlord shall not be required to exhaust its remedies against Tenant or against the Security Deposit before having recourse to any other form of security held by Landlord and recourse by Landlord to any form of security shall not affect any remedies of Landlord which are provided in this Lease or which are available to Landlord in law or equity. In the event of any sale, assignment or transfer by Landlord named herein (or by any subsequent Landlord) of its interest in the Building or Industrial Center as owner or lessee, Landlord (or such subsequent owner) shall assign or transfer the Security Deposit to its grantee, assignee or transferee and, in the event of such assignment or transfer, Landlord named herein, (or such subsequent Landlord) shall have no liability to Tenant for the return of the Security Deposit and Tenant shall look solely to the grantee, assignee or transferee for such return. A lease of the entire Building or Industrial Center shall be deemed a transfer within the meaning of the foregoing sentence.

ARTICLE 29. RIGHT OF FIRST OFFER

Section 29.1. Tenant's Right of First Offer. Provided that (a) Tenant is not then in default under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed or performed beyond applicable notice and cure periods and (b) the original named Tenant of this Lease (i.e., Immunomedics, Inc.) or any assignee or subtenant for which Landlord's consent was not required under the terms of this Lease, in contradistinction to any other subtenants or other occupants, shall then be leasing the entire Demised Premises then Tenant shall have the one-time right (sometimes referred to herein as "Tenant's First Offer Right"), subject to the provisions of this Lease, exercisable in accordance with the provisions of Section 29.2, to lease the entirety of the first space in the Building which is contiguous to the Demised Premises (such space, the "Additional Space"), which becomes "available for leasing" during the Lease Term. No Additional Space shall be deemed "available for leasing" if(a) the then tenant of the Additional Space or any assignee, successor, subtenant or other occupant holding through or under such tenant, shall enter into (i) any Lease with Landlord extending the letting Lease affecting the Additional Space or (ii) any new lease with Landlord affecting the Additional Space, or (b) any other tenant of the Building or any assignee or successor of such other tenant shall have or shall exercise any contractual option or right which it has as of the date of this Lease to lease the Additional Space (whether the Additional Space in question is specifically referred to in any such contractual option or right or Landlord must utilize such Additional Space in question in order to satisfy such contractual option or right). Without limiting the foregoing, so long as a tenant or other occupant leases or occupies a portion of the applicable Additional Space, Landlord shall be free to extend any such tenancy or occupancy, whether or not pursuant to a lease or other Lease, and such space shall not be deemed to be available for leasing. Notwithstanding the foregoing provisions of this Section 29.1, Tenant shall not have the right to lease any Additional Space pursuant to Tenant's First Offer Right which becomes available for leasing if, the Expected Vacancy Date (as defined in Section 29.2A) as set forth in Landlord's Availability Notice (as defined in Section 29.2A) is later than the date two (2) years immediately preceding the then current Expiration Date of the Lease unless Tenant simultaneously with its giving of Tenant's First Offer Notice exercises its Renewal Option (as defined in Section 30.1).

Section 29.2. - Notice of Availability and Tenant's Exercise of Option.

A. In the event that the Additional Space shall become or about to become available for leasing in accordance with the provisions of Section 21.1, Landlord shall give notice thereof to Tenant (any such notice is referred to as an "Landlord Availability Notice"), which Landlord's Availability Notice shall contain (i) the date such Additional Space is expected to be vacant or available for leasing; (ii) the Minimum Rent and other material financial terms upon which Landlord is willing to Lease the Additional Space to Tenant. Landlord's Availability Notice may be given not more than eighteen (18) months prior to the date set forth in such Landlord's Availability Notice upon which such Additional Space is expected to become vacant and available for leasing (the date set forth in Landlord's Availability Notice on which such Additional Space is expected to become available for leasing is sometimes referred to as an "Expected Vacancy Date"). Upon Landlord giving Tenant a Landlord's Availability Notice, Tenant may exercise Tenant's First Offer Right with respect to the entire Additional Space only and only by notice given to Landlord within twenty (20) days next following the date of the giving of such Landlord's Availability Notice, and by giving such notice Tenant shall thereby lease and add such Additional Space to the Demised Premises for a term to begin, subject to Section 29.3, on the Expected Vacancy Date for a term co-terminous with the Lease Term for the Demised Premises; any notice given by Tenant to Landlord exercising such Tenant's First Offer Right is referred to as "Tenant's First Offer Notice".

B. It is understood and agreed that "time is of the essence" with respect to Tenant's exercise of its Tenant's First Offer Right pursuant to this Article and that if Tenant does not exercise such Tenant's First Offer Right within the twenty (20) day time limitation set forth in Subsection A above, (i) any notice purporting to exercise such Tenant's First Offer Right given after the expiration of such time limitation shall be void and of no force and effect, (ii) Tenant shall have no further right to lease the Additional Space, and (iii) Tenant shall have no further rights under this Article 29. Notwithstanding the foregoing, in the event Landlord offers to lease the Available Space to another party on monetary terms that differ by more than I 0% from those terms set forth in Landlord's Availability Notice, Landlord shall again offer the Available Space to Tenant in accordance with the terms of this Article 29.

C. If Tenant exercises Tenant's First Offer Right in accordance with the provisions of this Article 29, then the Additional Space shall be leased by Tenant upon all of the then executory terms, covenants and conditions as are contained in this Lease, except as otherwise set forth herein, and adjusted to reflect (w) the number of rentable square feet contained in the Additional Space, and (x) that the term applicable to the Additional Space shall, commence on the Expected Vacancy Date, as the same may be accelerated or delayed pursuant to the provisions of Section 29.3, and (y) as otherwise provided in Section 29.4.

Section 29.3. -Acceleration of First Offer Vacancy Date.

A. In the event that the Additional Space shall become available for leasing sooner than the Expected Vacancy Date because of the termination of the term of the lease or occupancy affecting such Additional Space, Landlord shall have the right to accelerate the Expected Vacancy Date to such sooner date upon not less than ten (10) days' notice to Tenant.

B. Holdover Occupant. Landlord and Tenant acknowledge the possibility that all or any of the tenants or occupants of the Additional Space may not have vacated and surrendered the Additional Space to Landlord by the Expected Vacancy Date. Accordingly, notwithstanding anything to the contrary contained in Sections 29.1 or 29.2 or in any Landlord's Availability Notice, if such tenants or occupants shall not have vacated and surrendered the Additional Space to Landlord by the Expected Vacancy Date, then the term applicable to the Additional Space shall commence on the date next following the day upon which the entire Additional Space becomes vacant and Landlord gives notice to Tenant of such vacancy, provided, however, Landlord shall use commercially reasonable efforts to obtain possession of the Additional Space.

C. Lease Not Affected. In the event that the provisions of this Section 29.3 shall apply, then, the parties agree that (a) the Expiration Date shall not be affected by operation of the provisions of this Section 29.3; (b) except as expressly set forth in this Section 29.3, neither the validity of this Lease nor the obligations of Tenant under this Article 29 shall be affected by operation of the provisions of this Section 29.3; and (c) Tenant waives any rights under any statute or other law to rescind this Lease or such Tenant's exercise of Tenant's First Offer Right and further waives the right to recover any damages against Landlord which may result from the failure of Landlord to deliver possession of the Additional Space on the Expected Vacancy Date. Notwithstanding the foregoing or anything to the contrary in this Section 29.3, in the event the

Additional Space is not delivered to Tenant within one hundred twenty (120) days after the Expected Vacancy Date, Tenant shall have the right to rescind its exercise of Tenant's First Offer Right upon ten (10) days' notice to Landlord.

Section 29.4. - Lease of Additional Space. If Tenant shall timely exercise Tenant's First Offer Right in accordance with the provisions of this Article then as of the effective commencement date of the term applicable to the Additional Space this Lease shall be modified as follows:

A. The Demised Premises shall include the Additional Space (together with all appurtenances, fixtures, improvements, additions and other property attached thereto or installed therein at the commencement of the term applicable to the Additional Space or at any time during said term, other than Tenant's Personal Property) for all purposes of this Lease;

B.     The Minimum Rent and Additional Rent shall be increased as specified in
Landlord's Availability Notice;

C. The area of the Additional Space and Tenant's Pro-rata Share shall be as set forth in Landlord's Availability Notice; and

D. The Lease shall be modified to reflect any such other terms as are specified in Landlord's Availability Notice.

E.     The term with respect to the Additional Space shall expire on the Expiration Date.

Section 29.5. - Condition of Additional Space. Tenant agrees to accept the Additional Space in the condition which shall exist on the commencement date of the term applicable thereto "as is" and further agrees that Landlord shall have no obligation to perform any work or make any installations in order to prepare the Additional Space for Tenant's occupancy.

Section 29.6. - Waiver. If Tenant fails to exercise Tenant's First Offer Right within the time period set forth in Section 29.2, Tenant shall be deemed to have waived its right to lease the Additional Space, Tenant shall have no further right to lease the Additional Space and Tenant's right of first offer shall be null and void and of no further force or effect. Notwithstanding the foregoing, in the event Landlord offers to lease the Available Space to another party on monetary terms that differ by more than 10% from those terms set forth in Landlord's Availability Notice, Landlord shall again offer the Available Space to Tenant in accordance with the terms of this Article 29.

ARTICLE 30. TENANT'S SINGLE RENEWAL OPTION

Section 30.1. Exercise of Option. Tenant shall have the right, to renew the Lease Term for all of the Demised Premises for a single renewal term (the "Renewal Term") often (10) years by irrevocable notice (the "Renewal Notice") delivered to Landlord not less than twelve (12) months prior to the Expiration Date of the Initial Lease Term, time being of the essence; provided, however, that (a) Tenant shall not be in default beyond applicable notice and cure periods under any of the terms, covenants or conditions of this Lease on Tenant's part to be observed and performed either on the date the Renewal Notice is given or on the Renewal Term Commencement Date (as hereinafter defined), and (b) the Tenant named herein (i.e., Immunomedics, Inc.) shall not have assigned this Lease other than to an assignee for which Landlord's consent is not required hereunder. Upon the giving of the Renewal Notice, this Lease shall be deemed renewed for the Renewal Term with the same force and effect as if the Renewal Term had originally been included in the Lease Term. The Renewal Term shall commence on the day after the Expiration Date of the Lease Term (the "Renewal Term Commencement Date") and shall terminate on the day preceding the tenth (10th) anniversary of the Renewal Term Commencement Date or such earlier date as this Lease shall terminate pursuant to any of the terms of this Lease.

Section 30.2. Terms. All of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, except that (a) the Minimum Rent for the first five (5) years of the Renewal Term shall be equal to the greater of (i) the Fair Market Value (as hereinafter defined) and (ii) the annual Minimum Rent then in effect at the expiration of the Initial Lease Term, (b) the Minimum Rent for the remainder of the Renewal Term shall be increased based upon the CPI Increase (as defined in Schedule 1) and (c) Tenant shall have no further right to renew the Lease Term. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Lease Term shall terminate any right of renewal of Tenant hereunder.

Section 30.3. Fair Market Value and Renewal Term Rent. "Fair Market Value" shall mean the fair market annual rental value of the Demised Premises at the commencement of the Renewal Term for a term equal to the first five (5) years of the Renewal Term, as determined by Landlord based on comparable space in the Building, and other comparable buildings in the market including all of Landlord's services provided for in this Lease, and with the Demised Premises considered as vacant, and in the "as is" condition existing on the Renewal Term Commencement Date. The calculation of Fair Market Value shall also be adjusted to take into account all relevant factors. Prior to the commencement of the Renewal Term, Landlord shall deliver to Tenant Landlord's determination of Minimum Rent during the Renewal Term. If Landlord determines that the Minimum Rent during the Renewal Term is the annual Minimum Rent then in effect at the expiration of the initial Lease Term, such determination shall be binding on Landlord and Tenant and Tenant shall have no right to dispute the same. If Landlord determines that the Minimum Rent during the Renewal Term is Fair Market Value, Tenant may dispute such determination as provided in Section 30.4 below.

Section 30.4. Arbitration. If Tenant shall dispute Landlord's determination of Fair Market Value, Tenant shall give notice to Landlord of such dispute within ten (10) business days after the delivery of Landlord's determination to Tenant. Thereafter for a period of thirty (30) days, Landlord and Tenant shall work diligently and in good faith to agree on the Fair Market Value. If no notice of dispute is given by Tenant within such ten (10) business day period (time being of the essence), then Landlord’s determination shall be binding upon Tenant. If Landlord and Tenant fail to agree on the Fair Market Value during such thirty (30) day period, such dispute shall be determined by a single arbitrator appointed in accordance with the American Arbitration Association Arbitration Rules for the Real Estate Industry. The arbitrator shall be impartial and shall have not less than ten (10) years' experience in the County of Morris related to the leasing of commercial warehouse space in comparable buildings in Morris County, and the fees of the arbitrator shall be shared by Landlord and Tenant. Within fifteen (15) days following the appointment of the arbitrator, Landlord and Tenant shall attend a hearing before the arbitrator at which each party shall submit a report setting forth its determination of Fair Market Value, together with such information on comparable rentals and such other evidence as such party shall deem relevant. The arbitrator shall, within 30 days following such hearing and submission of evidence, render his or her decision by selecting the determination of Fair Market Value submitted by either Landlord or Tenant which, in the judgment of the arbitrator, most nearly reflects the Fair Market Value, but in no event less than the annual Minimum Rent then in effect at the expiration of the initial Lease Term. The arbitrator shall have no power or authority to select any Fair Market Value other than a Fair Market Value submitted by Landlord or Tenant or to modify any of the provisions of this Lease, and the decision of the arbitrator shall be final and binding upon Landlord and Tenant. Prior to the determination of the arbitrator, Tenant shall pay Minimum Rent based on Landlord's determination of Fair Market Value submitted to Tenant pursuant to Section 29.3, and following the arbitrator's final determination, the amount of any overpayment or underpayment shall be appropriately adjusted between the parties.

Section 30.5. Agreement of Terms. Landlord and Tenant, at either party's request, shall promptly execute and exchange an appropriate agreement evidencing the extension of the Lease Term for the applicable Renewal Term, and the terms thereof in a form reasonably satisfactory to both parties, but no such agreement shall be necessary in order to make the provisions hereof effective.

ARTICLE 31. TENANT'S SELF-HELP

Section 31.1. Tenant's Self-Help. If Landlord shall default in the performance or observance of any agreement or condition in this Lease contained on its part to be performed or observed with respect to the Demised Premises that could cause Tenant to be in violation of any legal requirements, and if Landlord shall not cure such default within twenty (20) days after notice from Tenant specifying the default and following five (5) days after a second "reminder" notice from Tenant, (or shall not within said period commence to cure such default and thereafter prosecute the curing of such default to completion with due diligence), Tenant may at its option, without waiving any claim for damages for breach of agreement, at any time thereafter cure such default for the account of Landlord and any reasonable amount paid or any contractual liability incurred by Tenant in so doing shall be deemed paid or incurred for the account of Landlord, and Landlord agrees to reimburse Tenant therefor or save Tenant harmless therefrom; provided that Tenant may cure any such default as aforesaid prior to the expiration of said waiting period, but after notice to Landlord (and in the case of the removal of snow and/or ice from the Common Facilities, prior to said notice to Landlord), if the curing of such default prior to the expiration of said waiting period is reasonably necessary to protect the real estate or Tenant's interest therein, to prevent injury or damage to persons or property, or to enable Tenant to conduct its business in the Demised Premises. Notwithstanding anything to the contrary contained herein, in the case of emergency, notice required pursuant to this Article may be given orally, or in any other reasonably due and sufficient manner having regard to the emergency and the attending circumstances. If any such notice shall not be given in the manner described in this Lease, then, as soon thereafter as may be practicable such notice shall be followed up by notice given in the manner described in herein.

ARTICLE 32. LANDORD'S REPRESENTATIONS

Section 32.1. Landlord hereby represents and warrants to Tenant that as of the date of execution and delivery of this Lease:

(a) Landlord has not received any notice of, any outstanding violation of any governmental law, rule, statute, ordinance, or regulation affecting the Demised Premises, the Building or the Industrial Center in any case which would have an adverse effect upon Tenant.

(b) Landlord has not received any notice of any confirmed or unconfirmed special assessments affecting the Demised Premises, the Building or the Industrial Center.

(c)     Landlord has full power and right to enter into and complete this Lease.

(e) There is no pending or threatened litigation affecting Landlord, the Demised Premises or the Industrial center which could have a material, adverse impact on Tenant or Tenant's use and occupancy of the Demised Premises for its intended purpose.

(f)     Landlord is the owner of the Building and the Industrial Center in fee simple.

[SIGNATURE PAGE IMMEDIATELY FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have set their hands and seals on the date first written above.

LANDLORD:     TENANT:

Wu/LH 400 American L.L.C.                    IMMUNOMEDICS, INC.
By: GTJ Realty LP, the sole member
By: GTJ GP LLC, the general partner
By: GTJ REIT, Inc., the sole member

SCHEDULE "1"

MINIMUM RENT FOR ORIGINAL LEASE TERM

Rent Period	Annual Rent	Monthly Rent
1st Lease Year	$479,367.00	$39,947.25	[1]
2nd Lease Year	$479,367.00	$39,947.25	[2]
3rd Lease Year	$479,367.00	$39,947.25
4th Lease Year	$479,367.00	$39,947.25
5th Lease Year	$479,367.00	$39,947.25
6th Lease Year	$522,510.03	$43,542.50
7th Lease Year	$522,510.03	$43,542.50
8th Lease Year	$522,510.03	$43,542.50
9th Lease Year	$522,510.03	$43,542.50
10th Lease Year	$522,510.03	$43,542.50

Minimum Rent for the 11th Lease Year shall be increased based upon the percentage increase in the Consumer Price Index (as hereinafter defined) during the preceding twelve (12) month period (the" C.P.I. Increase")and such increased Minimum Rent shall be the Minimum Rent payable by Tenant for the remainder of the Initial Lease Term. The term "Consumer Price Index" shall mean the Consumer Price Index For All Urban Consumers All Items, United States (CPI-U) (1985-87 = 100) seasonally adjusted as published by the United States Department of Labor, Bureau of Labor Statistics, or any replacement thereof. If the manner in which the Consumer Price Index is determined by the Department of Labor shall be substantially revised, an adjustment shall be made in such revised index which would have obtained if the Consumer Price Index had not been so revised. If the current yearly average shall no longer be used as an index of 100, such change shall constitute a substantial revision. If the Consumer Price Index shall become unavailable to the public because publication is discontinued, or otherwise, Landlord will substitute therefor a comparable index based upon changes in the cost of living or purchasing power of the consumer dollar published by any other governmental agency or, if no such index shall then be available, a comparable index published by a major bank or other financial institution or by a university or a recognized financial publication shall be substituted.

Landlord shall submit a statement to Tenant setting forth the amount of the C.P.I. Increase, and if such statement is not submitted until after the commencement of the 11th Lease Year, Tenant shall continue to pay Minimum Rent at the rate thereof at the end of the 1Oth Lease Year and after receipt of said statement the Minimum Rent shall be increased in the amount of the applicable C.P.I. Increase and the first Minimum Rent

1 See 1. 8C.
2 See 1. 8C.

00355322.4

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payment after receipt of said statement shall include payment of any increases due for any prior months.

EXHIBIT A

This exhibit is annexed to this Lease and made a part hereof solely to delineate by outlining and cross-hatching markings the description of the Demised Premises, Building and the Industrial Center. All areas, dimensions, locations and conditions are approximate.

(See Attached)

EXHIBIT B
(Rules and Regulations)

1. Tenant shall advise and cause its vendors and distributors to deliver all merchandise in a manner that does not interfere with Landlord's and other tenant's use and enjoyment of the Industrial Center.

2. All deliveries and pick ups are to be made to designated service or receiving areas and Tenant shall request delivery trucks to approach their service or receiving areas by designated service routes and drives.

3. Tractor trailers which must be unhooked or parked must use steel plates under dolly wheels to prevent damage to the asphalt paving surface. In addition, wheel blocking must be available for use. Tractor trailers are to be removed from the loading areas after unloading.

4. Automobiles and other vehicles of Tenant and its employees and agents shall be parked only in areas designated by Landlord from time to time as "employee parking." There shall be absolutely no overnight parking of any kind by Tenant or its employees or agents at the Industrial Center. Landlord shall have the right to remove or cause to be removed any automobile or other vehicle of Tenant, its employees or agents that may be parked in any other area not designated for employee parking or which may be parked overnight. Any such removal shall be without liability of any kind to Landlord, its agents and employees and Tenant hereby indemnifies and agrees to hold Landlord free and harmless against all such liability pursuant to the indemnity provisions contained in this Lease. Tenant shall, from time to time, upon request of Landlord, supply Landlord with a list of all automobile models and license plate numbers owned by its employees and agents.

5. Tenant is responsible for storage and removal of its trash, refuse and garbage. Tenant shall not dispose of the following items in sinks or commodes: Hazardous Waste; plastic products (plastic bags, straws, boxes); sanitary napkins; tea bags; cooking fats, cooking oils; any meat scraps or cutting residue; petroleum products (gasoline, naphtha, kerosene, lubricating oils); paint products (thinner, brushes); or any other items which the same are not designed to receive. All floor area of the Demised Premises, including vestibules, entrances and returns, loading docks, doors, fixtures, windows and plate glass, shall be maintained in a safe, neat and clean condition.

6. Tenant shall not permit or suffer any advertising medium to be placed on the Building's walls, on the Demised Premises' exterior walls or windows, on the sidewalks or on the parking lot areas or light poles. No permission, expressed or implied, is granted to expressed or implied, is granted to exhibit or display any banner, pennant, sign and trade or seasonal decoration of any size, style or material within the Industrial Center, or outside the Demised Premises.

7. Tenant shall not permit or suffer the use of any advertising medium which can be heard or experienced outside of the Demised Premises, including, without limiting the generality of the foregoing, flashing lights, searchlights, loud speakers, phonographs, radios or television.

No radio, television or other communication antenna equipment or device is to be mounted, attached, or secured to any part of the roof, exterior surface, or anywhere outside the Demised Premises, unless Landlord has previously given its written consent, which may be arbitrarily withheld.

8. Tenant shall not permit or suffer merchandise of any kind at any time to be placed, exhibited or displayed outside the Demised Premises, nor shall Tenant use the exterior sidewalks, loading docks or exterior walkways of the Demised Premises to display, store or place any merchandise. No sale of merchandise by tent sale, truck load sale or the like, shall be permitted on the Industrial Center's drives, parking lot or other Common Facilities.

9. Tenant shall not permit or suffer any portion of the Demised Premises to be used for retail residential, lodging purposes, sleeping, manufacturing, or any immoral or illegal, purpose.

10. Tenant shall not, in or on any part of the Common Facilities or to other tenants at the Industrial Center:

(a)     Create a nuisance.

(b) Throw, discard or deposit any paper, glass or extraneous matter of any kind except in designated receptacles, or create litter or hazards of any kind.

(c) Deface, damage, or demolish any sign, light standard or fixture, landscaping materials or other improvements within the Industrial Center, or the property of other tenants, business invitees or employees situated within the Industrial Center.

11. No additional locks or bolts of any kind shall be placed upon any of the entrances, doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof. Each Tenant must, upon the termination of its tenancy, restore to Landlord all keys of entrances, doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such Tenant, and in the event of the loss of any keys so furnished, such Tenant shall pay to Landlord the cost thereof and the cost of any locksmith or other service required by Landlord to obtain access to the Demised Premises, and in the event safes, closets of other lockable fixtures were installed in the Demised Premises, Tenant shall give all keys or combinations thereto to Landlord.

12. Landlord shall have the right to prohibit any advertising, signage or other display by any Tenant which, in Landlord's opinion, tends to impair the reputation of the Industrial Center or its desirability as an industrial center, and upon written notice from Landlord, the Tenant shall refrain from or discontinue such advertising, signage or display.

13. Tenant shall employ only such labor as will not result in jurisdictional disputes with any labor unions or strikes against or involving Landlord or the Industrial Center and which shall not cause any conflict with any union contract to which Landlord or its contractors or subcontractors may be a party.

EXHIBIT C

INTENTIONALLY DELETED

EXHIDIT D

TENANT MOVE-IN AND LEASE RENEWAL ENVIRONMENTAL QUESTIONNAIRE

Property Name: _______________________________________________________________

Property Address: _____________________________________________________________

Building/Suite Numbers: _______________________________________________________

Instructions: The following questionnaire is to be completed by the Tenant Representative with knowledge of the planned/existing operations for the specified building/location. A copy of the completed form must be attached to all new leases and renewals, and forwarded to the Owner's Risk Management Department. Please print clearly and attach additional sheets as necessary.

1. PROCESS INFORMATION

Describe planned use (new Lease) or existing operations (lease renewal), and include brief description of manufacturing processes employed.

2. HAZARDOUS MATERIALS
Are hazardous materials used or stored? If so, continue with the next question. If not, go to Section 3.0.

2.1 Are any of the following materials handled on the property?
Yes___     No __

(A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.) If so, complete this section. If this question is not applicable, skip this section and go on to Section 5.0.

__: Explosives             __: Fuels         __: Oils
__:Solvents            __: Oxidizers        __: Organics/Inorganics
__ :Acids            __: Bases         __: Pesticides
__:Gases            __: PCBs        __: Radioactive Materials
__: Other (please specify)

2.2     If any of the groups of materials checked in Section 2.1, please list the specific material(s), use(s), and quantity of each chemical used or stored on the site in the Table below. If convenient, you may substitute a chemical inventory and list the uses of each of the chemicals in each category separately.

Material	Physical State (Solid, Liquid, or Gas)	Usage	Container Size	Number of Containers	Total Quantity

2.3	Describe the planned storage area location(s) for these materials. Please include site maps and drawings as appropriate.

3     HAZARDOUS WASTES

Are hazardous wastes generated?     Yes__     No__

If yes, continue with the next question. If not, skip this section and go to section
4.0.

3.1	Are any of the following wastes generated, handled, or disposed of (where applicable) on the property?

__ : Hazardous Wastes            __ : Industrial Wastewater
__ :Waste Oils                __ :PCBs
__ : Air Emissions                __ :Sludges
__ : Regulated Wastes            __ : Other (please specify)

3.2     List and quantify the materials identified in Question 3-1 of this section.

WASTE GENERATED	RCRA listed Waste?	SOURCE	APPROXIMATE MONTHLY QUANTITY	WASTE CHARAC- TERIZA- TION	DISPOSI- TION

3.3     Please include name, location, and permit number (e.g., EPA ID No.) for transporter and disposal facility, if applicable). Attach separate pages as necessary

Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3.4     Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment?     Yes __    No__
If so, please describe.

4.     USTS/ASTS

4.1     Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?
Yes __     No __

If not, continue with section 5.0. If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection /Spill Prevention Measures*

*Note:                 The following are examples of leak detection/spill prevention
measures:                     Inventory reconciliation     Leak detection
Integrity testing                 Secondary containment         Cathodic protection
system
Overfill spill protection

4.2	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.

4.3     Is the UST/AST registered and permitted with the appropriate regulatory agencies?
Yes __     No __

4.4     If so, please attach a copy of the required permits.
If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have

00235687.6

leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and al remedial responses to the incident.

4.5     If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been
removed from the property? Yes __    No __
If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

4.6	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes? Yes __ No __

For new tenants, are installations of this type required for the planned operations? Yes __ No __

If yes to either question, please describe.

5.     ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that this property participates in an Asbestos Operations and Maintenance Program, and that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

6.     REGULATORY

6.1     For Lease Renewals, are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging noncompliance with regulations?
Yes __ No __

If so, please describe.

6.2     For lease renewals, are there any past, current, or pending lawsuits or administrative proceedings for alleged environmental damages involving the property, you, or any owner or tenant of the property?
Yes __ No __

If so, please describe.

6.3     Does the operation have or require a National Pollutant Discharge Elimination System
(NPDES) or equivalent permit? Yes __ No __

If so, please attach a copy of this permit.

6.4     For Lease renewals, have there been any complaints from the surrounding community
regarding facility operations?     Yes __ No __

6.5     Have there been any worker complaints or regulatory investigations regarding hazardous material exposure at the facility?     Yes __ No __

If so, please describe status and any corrective actions taken. Please attach additional pages as necessary.

6.6 Has a Hazardous Materials Business Plan been developed for the site?    Yes __ No __

If so, please attach a copy.

7. CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that the Owner will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:
Name:__________________________________________ Title:_________________________________ Date:_________ Telephone:___________________

PLEASE PROVIDE A COPY OF THE COMPLETED QUESTIONNAIRE TO:

EXHIBIT E

TENANT MOVE-OUT ENVIRONMENTAL QUESTIONNAIRE

Property Name: ________________________________________________________________________
Property Address: _______________________________________________________________________
Building I Suite Number(s):_______________________________________________________________

Instructions: The following questionnaire is to be completed by the Property Manager prior to/after the Tenant vacates a building/suite or location. A copy of the completed form must be forwarded to the Owner's Risk Management Department. Please print clearly and attach additional sheets as necessary.

1.     GENERAL INFORMATION

Property Manager:
Property Management Company:
Regional Manager:

2.     TENANT INFORMATION

Name of Former Tenant:
Lease Date: _______________________________ Move-out Date: _____________________________

3. INDOOR INSPECTION

The Property Manager is expected to inspect the vacant building/suite of the tenant. A pre-vacate "inspection" should be performed in advance of the tenant moving out to ensure that potential environmental issues requiring tenant response are addressed. Areas that are inaccessible should be noted. The Property Manager should check the interior of all closets and storage cabinets for items left by the vacated tenant.

3.1 Upon entering the vacated building(s)/suite(s), did you note any unusual odors?
Yes __ No __

If yes, please provide a brief description of the odor (rotten eggs, chemical, etc.), and note possible sources of the odor:
____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

3.2     Were any chemicals, including janitorial supplies left in the building/suite(s)?
Yes __ No __

If yes, please provide a list of the items, note their location and note whether any leakage or staining is apparent (please attach additional sheets as necessary):
____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

3.3	Are there any known or suspect environmental conditions associated with the tenant's former activities at the building/suite?

If yes, please identify the location and nature of the environmental conditions:
____________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

4.     OUTDOOR INSPECTION

The Property Manager is expected to inspect the exterior and perimeter of the vacant building/suite of the former tenant.

4.1     Please check each of the applicable items, if observed outside the former tenant's building/suite:

__: Other Containers                Drums __: Leakage from Transformers
__: g of Trash/Debris Wastes             __: Leakage from Trash Compactor Oil
__: Soils/Pavement                Dumpin Reservoir
__: or Stained Vegetation            Stained __: Other (Specify):__________________

For each item checked above, please describe the location, provide a brief description and estimate the approximate quantity or amount (Attach additional sheets as necessary.):

4.2 Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of either petroleum products, chemicals, or liquid wastes present at the vacating tenant's building/suite?
Yes ___ No ____

If yes, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

Capacity	Contents	Year Installed	Type ( Steel, Fiberglass, etc.)	Associated Leak Detection /Spill Prevention Measures*

*Note:                 The following are examples of leak detection/spill prevention
measures:                     Inventory reconciliation    Leak detection
Integrity testing                 Secondary containment    Cathodic protection
system
Overfill spill protection

(a)                     Please provide copies of the most recent written tank integrity test results and/or monitoring documentation, if available.

(b)                     Are there any documented releases associated with the
USTs/ASTs?
Yes ___No ___

If so, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident (Please attach additional sheets as necessary.):_______________________________________________________________________

4.3 Have USTs/ASTs been removed from the vacated tenant's building/suite?
Yes ___     No ___

If yes, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.) unless previously provided.

5. ASBESTOS CONTAINING BUILDING MATERIALS

If an asbestos survey is available for the property, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. Please note that any tenant activity that may have involved the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

If the available asbestos survey results indicate that asbestos containing materials (ACMs), and/or presumed asbestos containing materials (PACMs) have been identified in the building/suite, please inspect those materials and note those that are damaged in the space below:

6.    REGULATORY

6.1	Are there any past, current, or pending regulatory actions by federal, state, or local environmental agencies alleging that the vacated tenant is in noncompliance with regulations?
Yes _____    No______

If so, please describe.
________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________________

PREPARED BY:	PLEASE FORWARD THE COMPLETED QUESTIONNAIRE TO:
Signature: ___________________________
Name: ______________
Date: _______________
Title: _________________________________

Company: ______________________________
Telephone: ______________________________
Fax: ___________________________________